Exhibit 10.47

EXECUTION COPY

$700,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

among

IMS HEALTH INCORPORATED,

as a Borrower and the Guarantor,

IMS AG,

as a Borrower,

IMS JAPAN K.K.,

as a Borrower,

THE LENDERS PARTIES HERETO,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

BARCLAYS BANK PLC AND ABN AMRO BANK N.V.,

as Co-Syndication Agents,

and

SUNTRUST BANK AND FORTIS CAPITAL CORP,

as Co-Documentation Agents

Dated as of March 9, 2005

WACHOVIA CAPITAL MARKETS, LLC,

as Lead Arranger and Sole Book Runner

i

Schedules

Schedule 1.1	Account Designation Letter
Schedule 2.1(a)	Schedule of Lenders and Commitments
Schedule 2.1(b)(i)	Form of Notice of Borrowing
Schedule 2.1(e)	Form of U.S. Revolving Note
Schedule 2.3(d)	Form of Swingline Note
Schedule 2.4(e)	Form of Japanese/Multicurrency Revolving Note
Schedule 2.5(e)	Form of Swiss/Multicurrency Revolving Note
Schedule 2.11	Form of Notice of Conversion/Extension
Schedule 3.15	Material Subsidiaries
Schedule 4.1(b)	Form of Secretary’s Certificate
Schedule 4.1(f)	Form of Solvency Certificate
Schedule 9.2	Schedule of Lenders’ Lending Offices
Schedule 9.5(c)	Form of Commitment Transfer Supplement

This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 9, 2005, is by and among IMS HEALTH INCORPORATED, a Delaware corporation (the “Company”), IMS AG, a Swiss corporation and a subsidiary of the Company (the “Swiss Borrower”), IMS JAPAN K.K., a Japanese corporation and a wholly-owned subsidiary of the Company (the “Japanese Borrower”; and together with the Company and the Swiss Borrower, each a “Borrower” and collectively, the “Borrowers”), the several banks and other financial institutions as may from time to time become parties to this Credit Agreement (collectively, the “Lenders”; and individually, a “Lender”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Company, the Swiss Borrower, the Japanese Borrower, the Lenders party thereto and the Administrative Agent entered into a Three-Year Credit Agreement, dated as of April 5, 2004 (as amended or modified through the date hereof, the “Existing Three-Year Credit Agreement”);

WHEREAS, the Company, the Lenders party thereto and the Administrative Agent entered into a 364-Day Credit Agreement dated as of April 5, 2004 (as amended or modified through the date hereof, the “Existing 364-Day Credit Agreement” and together with the Existing Three-Year Credit Agreement collectively, the “Existing Credit Agreements”, and individually an “Existing Credit Agreement”);

WHEREAS, the Company has requested and the Lenders and other parties hereto have agreed to amend and restate the Existing Credit Agreements on the terms and conditions hereinafter set forth;

WHEREAS, concurrently with the effectiveness of such amendment and restatement of the Existing Credit Agreements, the Existing Credit Agreements will be amended and restated in their entirety, the lenders party thereto will have no further obligations thereunder and will cease to be parties to such agreements and the Borrowers (as defined in the Existing Credit Agreements) will have no further obligations thereunder, except for those obligations that by their terms survive termination of the Existing Credit Agreements;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS

Section 1.1                                   Defined Terms.

As used in this Credit Agreement, terms defined in the preamble to this Credit Agreement have the meanings therein indicated, and the following terms have the following meanings:

“Account Designation Letter” shall mean the Notice of Account Designation Letter dated the Closing Date, from the Borrowers to the Administrative Agent substantially in the form attached hereto as Schedule 1.1.

“Administrative Agent” shall have the meaning set forth in the preamble of this Credit Agreement and any successors in such capacity.

“Administrative Agent’s Office” shall mean, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.2 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time provide notice to the Borrowers and the Lenders.

“Affected Lender” shall have the meaning set forth in Section 2.16(a).

“Affected Loan” shall have the meaning set forth in Section 2.16(a).

“Affiliate” shall mean as to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan).  For purposes of this definition, a Person shall be deemed to be “controlled by” another Person if such Person possesses, directly or indirectly, power either (a) to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Aggregate U.S. Revolving Committed Amount” shall have the meaning set forth in Section 2.1(a).

“Aggregate Japanese/Multicurrency Revolving Committed Amount” shall have the meaning set forth in Section 2.4(a).

“Aggregate Swiss/Multicurrency Revolving Committed Amount” shall have the meaning set forth in Section 2.5(a).

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced from time to time by Wachovia at its principal office in Charlotte, North Carolina as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs.  The parties hereto acknowledge that the rate announced publicly by Wachovia as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

“Alternate Base Rate Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Applicable Percentage” shall mean, for any day, the rate per annum set forth below opposite the applicable level then in effect, it being understood that the Applicable Percentage for (a) Revolving Loans which are Alternate Base Rate Loans shall be the percentage set forth under the column “Alternate Base Rate Margin for Revolving Loans”, (b) Revolving Loans that are LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee”, (c) the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee”, and (d) the Commitment Fees shall be the percentage set forth under the column “Commitment Fees”:

Level	Leverage Ratio	Alternate Base Rate Margin for Revolving Loans	LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee	Commitment Fees
I	> 2.00 to 1.0	0.000%	0.625%	0.125%
II	> 1.25 to 1.0 but < 2.00 to 1.0	0.000%	0.500%	0.100%
III	< 1.25 to 1.0	0.000%	0.400%	0.090%

The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Company the quarterly financial information (in the case of the first three Fiscal Quarters of the Company) or annual financial information (in the case of the fourth Fiscal Quarter of the Company), and certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a), (b) and (c) pursuant to which the Company shall notify the Administrative Agent of a change in the applicable pricing level based on the financial information contained therein (each an “Interest Determination Date”).  Subject to the last sentence of this definition, such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date.  Notwithstanding the foregoing, the initial Applicable Percentages shall be set at Level III until the first Interest Determination Date to occur after the Closing Date.  If the Company shall fail to provide the quarterly and annual financial information and certifications in accordance with the provisions of Sections 5.1(a), (b) and (c), the Applicable Percentage shall, on the date five (5) Business Days after the date by which the Company was so required to provide such financial information and certifications to the Administrative Agent and the Lenders, be based on Level I until such time as such information and certifications are provided, whereupon the Level shall be determined by the then current Leverage Ratio.

“Applicable Time” shall mean, with respect to any borrowings and payments in Foreign Currencies, the local times in the place of settlement for such Foreign Currencies as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Arranger” shall mean Wachovia Capital Markets, LLC, together with its successors and assigns.

“Bank” shall mean any Lender or Participant who carries out genuine banking activities and qualifies as a bank in the jurisdiction of the office where its Loans, Notes or Commitments or any participating interests therein are booked, as set forth in the respective regulations of the

Swiss Federal Tax Administration (Notes S-02.123 (9.86), S-02.122.1 (4.99) and S-02.128 (1.2000), as amended from time to time).

 “Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Borrower” or “Borrowers” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“Borrower Obligations” shall mean, without duplication, all of the obligations, indebtedness and liabilities of the Borrowers to the Lenders (including the Issuing Lender) and the Administrative Agent, whenever arising, under this Credit Agreement, the Notes or any of the other Credit Documents including principal, interest, fees, reimbursements and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Borrower, regardless of whether such interest is an allowed claim under the Bankruptcy Code).

“Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close; provided, however, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, (a) the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in deposits of Dollars or Foreign Currencies, as applicable, in the London interbank market and (b) the term “Business Day” shall also exclude any day on which banks are not open for foreign exchange dealings between banks in the exchange of the home country of such Foreign Currency.

“Capital Stock” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change of Control” shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), (b) the acquisition or ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of 35% or more of the outstanding shares of Voting Stock of the Company, (c) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the current board of directors or (ii) appointed by directors so nominated or (d) the failure by the Company to own, directly or indirectly, 100% of the outstanding shares of Capital Stock of (x) the Japanese Borrower or (y) the Swiss Borrower (excluding nominal qualifying shares held by directors and other affiliated third parties pursuant to Requirements of Law).

“Closing Date” shall mean the date of this Credit Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefore.

“Commitment” shall mean the U.S. Revolving Commitment, the Japanese/Multicurrency Revolving Commitment, the Swiss/Multicurrency Revolving Commitment, the LOC Commitment and the Swingline Commitment, individually or collectively, as appropriate.

“Commitment Fees” shall mean collectively, the U.S. Commitment Fee, the Japanese/Multicurrency Commitment Fee and the Swiss/Multicurrency Commitment Fee.

“Commitment Percentage” shall mean the U.S. Revolving Commitment Percentage, the Japanese/Multicurrency Revolving Commitment Percentage, the Swiss/Multicurrency Revolving Commitment Percentage and/or the LOC Commitment Percentage, as appropriate.

“Commitment Period” shall mean the period from and including the Closing Date to but not including the Maturity Date.

“Commitment Transfer Supplement” shall mean a Commitment Transfer Supplement, substantially in the form of Schedule 9.5(c).

“Company” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“Consolidated Capital Expenditures” shall mean, for any period of four consecutive Fiscal Quarters, all capital expenditures of the Company and its Subsidiaries (including without limitation additions to computer software) on a consolidated basis for such period, all as determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period of four consecutive Fiscal Quarters, the Company and its Subsidiaries’ income before income taxes plus, (i) Consolidated Interest Expense, (ii) depreciation and amortization expense, (iii) income (or minus loss) from discontinued operations, (iv) charges for the in-process, research and development related to an acquisition and (v) the non-cash charges of any share based compensation awards, to the extent such non-cash charges were expensed during such period in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), all as the same are or would be set forth in a statement of the income of the Company for such period.

“Consolidated Interest Expense” shall mean, for any period of four consecutive Fiscal Quarters, the total interest expense of the Company and its Subsidiaries, as the same would be set forth in a statement of income of the Company and its Subsidiaries for such period.

“Consolidated Total Debt” shall mean, as of any particular time and after eliminating inter-company items, all Indebtedness of the Company and its Subsidiaries, all as consolidated and determined in accordance with GAAP, but shall not include Hedging Agreements.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Agreement” shall mean this Credit Agreement, as amended, modified or supplemented from time to time in accordance with its terms.

“Credit Documents” shall mean this Credit Agreement, each of the Notes, the Letters of Credit, any Commitment Transfer Supplement and the LOC Documents and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by any Borrower in connection therewith (other than any agreement, document, certificate or instrument related to a Hedging Agreement).

“Default” shall mean any event which with notice, the lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, at any time, any Lender that, at such time (a) has failed to make a Loan required pursuant to the term of this Credit Agreement, including the funding of a Participation Interest in accordance with the terms hereof absent a good faith dispute relating to the Credit Agreement or the Extensions of Credit hereunder, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement absent a good faith dispute relating to the Credit Agreement or the Extensions of Credit hereunder, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

“Dollar Amount” shall mean, at any time, (a) with respect to Dollars or an amount denominated in Dollars, such amount and (b) with respect to an amount of any Foreign Currency or an amount denominated in such Foreign Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Foreign Currency.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office shown on Schedule 9.2; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.

“Eligible Investor” shall mean a Japanese corporate entity, a Japanese branch of a foreign corporate entity which possesses a withholding tax exemption certificate from the Japanese tax authority or a U.S. bank or similar financial institution eligible for tax exemption from withholding tax by virtue of the provisions of Article 11(3)(c) of the U.S.- Japan double tax treaty.

“EMU” shall mean Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation” shall mean legislative measures of the European Council (including without limitation European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Laws” shall mean any and all applicable federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection measures, including without limitation, Hazardous Materials, as now or may at any time be in effect during the term of this Credit Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.  Section references to ERISA are to ERISA as in effect at the date of this Credit Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Company or any other Borrower would be deemed a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of the Company or any other Borrower being or having been a general partner of such person.

“Euro” shall mean the single currency of Participating Member States of the European Union.

“Euro Unit” shall mean the currency unit of the Euro.

“Eurodollar Reserve Percentage” shall mean for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, in each case determined on the date of occurrence of a Sharing Event (but before giving effect to any actions to occur on such date pursuant to Article X) of which (a) the numerator shall be the sum of the U.S. Revolving Commitment of such Lender, the Japanese/Multicurrency Revolving Commitment of such Lender and the Swiss/Multicurrency Commitment of such Lender and (b) the denominator of which shall be the sum of the Aggregate U.S. Revolving Committed Amount, the Aggregate Japanese/Multicurrency Revolving Committed Amount and the Aggregate Swiss Multicurrency Committed Amount.

“Existing 364-Day Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Existing Credit Agreements” shall have the meaning set forth in the recitals hereto.

“Existing Three-Year Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender or the issuance of, renewal, extension, amendment or participation in, a Letter of Credit or Loan by such Lender.

“Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.

“Fee Letter” shall mean the letter agreement dated February 1, 2005 addressed to the Company from the Administrative Agent and the Arranger, as amended, modified or otherwise supplemented.

“Fiscal Quarter” shall mean any quarter of a Fiscal Year.

“Fiscal Year” shall mean any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the 2004 Fiscal Year) refer to the Fiscal Year ending on the December 31 occurring during such calendar year.

“Fixed Charge Coverage Ratio” shall mean, for any Fiscal Quarter, the ratio of (a) Consolidated EBITDA to (b) Fixed Charges as of the last day of such Fiscal Quarter.

“Fixed Charges” shall mean, with respect to the Company and its Subsidiaries on a consolidated basis, for the four Fiscal Quarters most recently concluded, the sum of (i) Consolidated Interest Expense plus (ii) Scheduled Funded Debt Payments plus (iii) Consolidated Capital Expenditures plus (v) additions to computer software.

“Foreign Borrower” shall mean either of the Swiss Borrower or the Japanese Borrower and “Foreign Borrowers” shall mean both of them.

“Foreign Currency” shall mean (a) Euros, (b) Swiss Francs, (c) Japanese Yen, (d) Pounds Sterling and (e) any other freely available currency which is freely transferable and freely convertible into Dollars and in which dealings in deposits are carried on in the London interbank market, which shall be requested by the Company and approved by each Lender.

“Foreign Currency Equivalent” shall mean, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Foreign Currency with Dollars.

“Foreign Currency Fronting Bank” shall mean the Administrative Agent.

“Foreign Currency Participant” shall mean any Lender who is unable to fund a Foreign Currency Loan in a particular Foreign Currency to the extent such Lender has notified the Foreign Currency Fronting Bank in writing as of (i) the Closing Date, (ii) the date such Lender becomes a Lender pursuant to a Commitment Transfer Supplement delivered pursuant to Section 9.5 or (iii) the date an additional Foreign Currency is approved in accordance with Section 1.6 hereof, that such Lender is unable to fund Foreign Currency Loans in such Foreign Currency.

“Foreign Currency Loan” shall mean any Loan denominated in a Foreign Currency.

“Fronted Foreign Currency Loans” shall have the meaning set forth in Section 2.4(b)(iii) or Section 2.5(b)(iii), as applicable.

“GAAP” shall mean generally accepted accounting principles, applied on a basis consistent with the principles used in the preparation of the Company’s annual balance sheet and income statement as of and for the year ending December 31, 2003, copies of which have previously been delivered to the Administrative Agent, with such changes as may be approved by the Company’s independent auditors.

“Government Acts” shall have the meaning set forth in Section 2.22(a).

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranty” shall mean the guaranty of the Company set forth in Section 9.19.

“Hazardous Materials” shall mean any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), defined or regulated as such in or under any Environmental Law.

“Hedging Agreements” shall mean, with respect to any Person, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

“Indebtedness” shall mean, as to any Person, at a particular time without duplication, (a) all indebtedness of such Person for borrowed money or on account of advances made to such person or for the deferred purchase price of property (excluding accounts payable to trade creditors for goods and services which are incurred in the ordinary course of business and on customary trade terms), in respect of which such Person is liable or evidenced by any bond, debenture, note or other instrument, (b) indebtedness arising under acceptance facilities and the face amount of all letters of credit issued for the account of such person and, without duplication, all drafts drawn thereunder, (c) all liabilities secured by any lien on any property owned by such Person even though it has not assumed or otherwise become liable for the payment thereof, (d) obligations under financial leases; (e) all indebtedness of others with respect to which such person has provided a guarantee or otherwise has agreed to become directly or indirectly liable; and (f) all obligations under Hedging Agreements.

“Interest Determination Date” shall have the meaning assigned thereto in the definition of “Applicable Percentage”.

“Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan or Swingline Loan, the last Business Day of each March, June, September and December and on the applicable Maturity Date, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, each day which is three months after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan which is the subject of a mandatory prepayment required pursuant to Section 2.8(b), the date on which such mandatory prepayment is due.

“Interest Period” shall mean, with respect to any LIBOR Rate Loan,

(a)                                        initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending fourteen days, one, two, three, six or twelve months thereafter (in the case of twelve months, only with the prior consent of the Administrative Agent and each of the Lenders (in its sole discretion)), subject to availability, as selected by the applicable Borrower in the Notice of Borrowing or Notice of Conversion given with respect thereto; and

(b)                                       thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending fourteen days, one, two, three, six or twelve months thereafter (in the case of twelve months, only with the prior consent of the Administrative Agent and each of the Lenders (in its sole discretion)), as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not less than (x) with respect to LIBOR Rate Loans denominated in Dollars, three Business Days prior to the last day of the then current Interest Period with respect thereto and (y) with respect to LIBOR Rate Loans denominated in Foreign Currency, four Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that the foregoing provisions are subject to the following:

(i)                                     if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)                                  any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(iii)                               if the applicable Borrower shall fail to give notice as provided above, such Borrower shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan; and

(iv)                              no Interest Period in respect of any Loan shall extend beyond the applicable Maturity Date.

“Issuing Lender” shall mean Wachovia.

“Issuing Lender Fees” shall have the meaning set forth in Section 2.6(c).

“Japanese Borrower” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“Japanese Yen” or “JPY” shall mean Japanese yen, the lawful currency of Japan.

“Japanese/Multicurrency Commitment Fee” shall have the meaning set forth in Section 2.6(a)(ii).

“Japanese/Multicurrency Revolving Commitment” shall mean, with respect to each Japanese/Multicurrency Revolving Lender, the commitment of such Japanese/Multicurrency Revolving Lender to make Japanese/Multicurrency Revolving Loans in an aggregate principal

Dollar Amount at any time outstanding up to such Japanese/Multicurrency Revolving Lender’s Japanese/Multicurrency Revolving Committed Amount.

“Japanese/Multicurrency Revolving Commitment Percentage” shall mean, for each Japanese/Multicurrency Revolving Lender, the percentage identified as its Japanese/Multicurrency Revolving Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.5(c).

“Japanese/Multicurrency Revolving Committed Amount” shall mean the amount of each Japanese/Multicurrency Revolving Lender’s Revolving Commitment as specified on Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

“Japanese/Multicurrency Revolving Lender” shall mean any Lender with a Japanese/Multicurrency Revolving Commitment.

“Japanese/Multicurrency Revolving Loans” shall have the meaning set forth in Section 2.4.

“Japanese/Multicurrency Revolving Note” or “Japanese/Multicurrency Revolving Notes” shall mean the promissory notes of the Company and the Japanese Borrower in favor of each of the Japanese/Multicurrency Revolving Lenders evidencing the Japanese/Multicurrency Revolving Loans provided pursuant to Section 2.4(e), individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Lender” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“Letter of Credit” shall mean any letter of credit issued by the Issuing Lender pursuant to the terms hereof, as such Letter of Credit may be amended, modified, extended, renewed or replaced from time to time.

“Letter of Credit Facing Fee” shall have the meaning set forth in Section 2.6(b).

“Letter of Credit Fee” shall have the meaning set forth in Section 2.6(b).

“Leverage Ratio” shall mean, for any Fiscal Quarter, the ratio of (a) Consolidated Total Debt to (b) Consolidated EBITDA as of the last day of such Fiscal Quarter.

“LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, either (a) the rate of interest per annum determined by the Administrative Agent (rounded upward to the nearest 1/100 of 1%) appearing on, in the case of Dollars, the Telerate Page 3750 (or any successor page) and, in the case of a Foreign Currency, the appropriate page of the Telerate screen which displays British Bankers Association Interest Settlement Rates for deposits in such Foreign Currency (or, in each case, (i) such other page or service as may replace such page on such system or service for the purpose of displaying such rates and (ii) if more than one rate appears on such screen, the arithmetic mean for all such rates rounded upward to the nearest 1/100 of 1%) as the London interbank offered rate for deposits in the applicable currency at approximately 11:00 A.M. (London time), on the second full Business Day preceding the first day of such Interest Period, and in an amount approximately equal to the amount of the LIBOR Rate Loan and for a period approximately equal to such Interest Period or (b) if such rate is for any reason not available, the rate per annum equal to the rate at which the Administrative Agent or its designee is offered deposits in such currency at or about 11:00 A.M. (London time), two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its LIBOR Rate Loans are then being conducted for settlement in immediately available funds, for delivery on the first day of such Interest Period for the number of days comprised therein, and in an amount comparable to the amount of the LIBOR Rate Loan to be outstanding during such Interest Period.

“LIBOR Lending Office” shall mean, initially, the office(s) of each Lender designated as such Lender’s LIBOR Lending Office shown on Schedule 9.2; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

“LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00 - Eurodollar Reserve Percentage

“LIBOR Rate Loan” shall mean Loans the rate of interest applicable to which is based on the LIBOR Rate.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financial lease having substantially the same economic effect as any of the foregoing).

“Loan” shall mean a Revolving Loan and/or a Swingline Loan, as appropriate.

“LOC Commitment” shall mean the commitment of the Issuing Lender to issue Letters of Credit and with respect to each U.S. Revolving Lender, the commitment of such U.S. Revolving Lender to purchase participation interests in the Letters of Credit up to such Lender’s LOC Committed Amount as specified in Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

“LOC Commitment Percentage” shall mean, for each U.S. Revolving Lender, the percentage identified as its LOC Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.5(c).

“LOC Committed Amount” shall mean, collectively, the aggregate amount of all of the LOC Commitments of the U.S. Revolving Lenders to issue and participate in Letters of Credit as referenced in Section 2.2 and, individually, the amount of each U.S. Revolving Lender’s LOC Commitment as specified in Schedule 2.1(a).

“LOC Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral security for such obligations.

“LOC Obligations” shall mean, at any time, the sum of (a) the maximum Dollar Amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate Dollar Amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

“LOC Mandatory Borrowing” shall have the meaning set forth in Section 2.2.

 “Material Adverse Change” shall mean a material adverse change in the financial condition, operations, assets, business, properties or prospects of the Company, individually or the Company and its Subsidiaries taken as a whole.

“Material Subsidiary” shall mean, as of any date of determination, any Subsidiary that (a) accounted for at least five percent (5%) of consolidated revenues of the Company and its Subsidiaries, for the last Fiscal Quarter immediately preceding the date as of which any such determination is made; or (b) has assets which represent at least five percent (5%) of the consolidated assets of the Company and its Subsidiaries as of the last day of the last Fiscal Quarter immediately preceding the date as of which any such determination is made; all of which, with respect to clauses (a) and (b) shall be as reflected on the financial statements of the Company for the period, or as of the date in question.  Notwithstanding the foregoing, each of the Foreign Borrowers shall be deemed to be Material Subsidiaries.

“Maturity Date” shall mean the fifth anniversary of the Closing Date.

“National Currency Unit” shall mean a fraction or multiple of one Euro Unit expressed in units of the former national currency of a Participating Member State.

“Non-Bank” or “Non-Banks” shall mean any Person who does not qualify as a Bank.

“Note” or “Notes” shall mean the U.S. Revolving Notes, the Japanese/Multicurrency Revolving Notes, the Swiss/Multicurrency Revolving Notes and/or the Swingline Note, collectively, separately or individually, as appropriate.

“Notice of Borrowing” shall mean the written notice of borrowing as referenced and defined in Section 2.1(b)(i), 2.3(b)(i), 2.4(b)(i) or 2.5(b)(i), as appropriate.

“Notice of Conversion/Extension” shall mean the written notice of conversion or extension as referenced and defined in Section 2.11.

“Participant” shall have the meaning set forth in Section 9.5(b).

“Participating Member State” shall mean each country so described in any EMU Legislation.

“Participation Interest” shall mean the purchase by a U.S. Revolving Lender of a participation interest in Letters of Credit as provided in Section 2.2 and in Swingline Loans as provided in Section 2.3.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Periodical SEC Report” shall mean any report on Form 10-K or 10-Q of the Company filed with the SEC pursuant to Sections 13(a) and 15(d) of the Exchange Act for the most recently concluded Fiscal Year or Fiscal Quarter, as applicable.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” shall mean any multi-employer or single-employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Company or a Subsidiary of the Company or an ERISA Affiliate and each plan for the five-year period immediately following the latest date, on which the Company or a Subsidiary of the Company or an ERISA Affiliate maintained, contributed to or has an obligation to contribute to such plan.

“Pounds Sterling” or “BPS” shall mean British pounds sterling, the lawful currency of the United Kingdom.

“Prime Rate” shall have the meaning set forth in the definition of Alternate Base Rate.

“Private Placement Notes” shall mean those certain 4.60% Senior Notes due 2008 issued by the Company pursuant to the Private Placement Note Purchase Agreement.

“Private Placement Note Purchase Agreement” shall mean that certain Note Purchase Agreement dated as of January 15, 2003 by and among the Company and the noteholders party thereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof.

“Purchasing Lenders” shall have the meaning set forth in Section 9.5(c).

“Register” shall have the meaning set forth in Section 9.5(d).

“Related Fund” shall mean, with respect to any Lender or other Person who invests in commercial bank loans in the ordinary course of business, any other fund or trust or entity that invests in commercial bank loans in the ordinary course of business and is advised or managed by such Lender, by an Affiliate of such Lender or other Persons or the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA with respect to a Plan, other than those events as to which the thirty-day notice period is waived under the regulations promulgated thereunder.

“Required Lenders” shall mean, at any time, Lenders holding in the aggregate a majority of (a) the Commitments (and Participation Interests therein) or (b) if the Commitments have been terminated, the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of the outstanding Loans and Participation Interests (including Fronted Foreign Currency Loans of the Foreign Currency Participants and the Participation Interests of the Issuing Lender in any Letters of Credit and of the Swingline Lender in Swingline Loans) provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, the Borrower Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender’s Commitments, or after termination of the Commitments, the principal balance of the Borrower Obligations owing to such Defaulting Lender.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to any Borrower, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any other officer acting in a substantially similar capacity.

“Revaluation Date” shall mean, with respect to any Extension of Credit, each of the following: (a)               in connection with the origination of any new Extension of Credit, the Business Day which is the earliest of the date such credit is extended, the date the rate is set or the date the bid is accepted, as applicable; (b) in connection with any extension or conversion or continuation of an existing Loan, the Business Day that is the earlier of the date such advance is extended, converted or continued, or the date the rate is set, as applicable, in connection with any extension, conversion or continuation; (c) each date a Letter of Credit is issued or renewed pursuant to Section 2.2 or amended in such a way as to modify the LOC Obligations; (d) the date of any reduction of any of the U.S. Revolving Committed Amount, the Japanese/Multicurrency Revolving Commitment Amount, the Swiss/Multicurrency Revolving Committed Amount or the LOC Committed Amount pursuant to the terms of Section 2.7, as the case may be; and (e) such additional dates as the Administrative Agent or the Required Lenders shall deem necessary. For purposes of determining availability hereunder, the rate of exchange for any Foreign Currency shall be the Spot Rate.

“Revolving Loans” shall mean collectively the U.S. Revolving Loans, the Japanese/Multicurrency Revolving Loans and the Swiss/Multicurrency Revolving Loans and “Revolving Loan” shall mean any of the foregoing.

“Sale” means any sale, transfer, assignment, lease, conveyance, exchange, swap or other disposition.

“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.

“Sanctioned Person” shall mean (i) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country.

“Scheduled Funded Debt Payments” shall mean, as of any date of determination, the sum of all scheduled payments of principal by the Company and its Subsidiaries made on Indebtedness classified as “long-term” under GAAP for the four consecutive Fiscal Quarters prior to such date of determination.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Sharing Event” shall mean (a) the occurrence of any Event of Default under Section 7.1(e), (b) the declaration of the termination of any Commitment, or the acceleration of the maturity of any Loans, in each case in accordance with Section 7.2 or (iii) the failure of any Borrower to pay any principal of, or interest on, any Loans or any LOC Obligations on the Maturity Date.

“Spot Rate” shall mean, with respect to any Foreign Currency, the rate quoted by Wachovia as the spot rate for the purchase by Wachovia of such Foreign Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made.

“Subsidiary” shall mean any corporation or other entity of which the Company owns, directly or indirectly, such number of outstanding shares or other voting interests as have more than fifty percent (50%) of the ordinary voting power for the election of directors.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Credit Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the U.S. Revolving Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.3(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

“Swingline Committed Amount” shall mean the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.3(a).

“Swingline Lender” shall mean the Administrative Agent.

“Swingline Loan” or “Swingline Loans” shall have the meaning set forth in Section 2.3(a).

“Swingline Mandatory Borrowing” shall have the meaning set forth in Section 2.3(b)(ii).

“Swingline Note” shall mean the promissory note of the Company in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.3(d), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Swiss Borrower” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“Swiss Francs” or “CHF” shall mean Swiss francs, the lawful currency of Switzerland.

“Swiss/Multicurrency Commitment Fee” shall have the meaning set forth in Section 2.6(a)(iii).

“Swiss/Multicurrency Revolving Commitment” shall mean, with respect to each Swiss/Multicurrency Revolving Lender, the commitment of such Swiss/Multicurrency Revolving Lender to make Swiss/Multicurrency Revolving Loans in an aggregate principal Dollar Amount at any time outstanding up to such Swiss/Multicurrency Revolving Lender’s Swiss/Multicurrency Revolving Committed Amount.

“Swiss/Multicurrency Revolving Commitment Percentage” shall mean, for each Swiss/Multicurrency Revolving Lender, the percentage identified as its Swiss/Multicurrency Revolving Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.5(c).

“Swiss/Multicurrency Revolving Committed Amount” shall mean the amount of each Swiss/Multicurrency Revolving Lender’s Swiss/Multicurrency Revolving Commitment as specified on Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

“Swiss/Multicurrency Revolving Lenders” shall mean each Lender with a Swiss/Multicurrency Revolving Commitment.

“Swiss/Multicurrency Revolving Loans” shall have the meaning set forth in Section 2.5.

“Swiss/Multicurrency Revolving Note” or “Swiss/Multicurrency Revolving Notes” shall mean the promissory notes of the Company and the Swiss Borrower in favor of each of the Swiss/Multicurrency Revolving Lenders evidencing the Swiss/Multicurrency Revolving Loans provided pursuant to Section 2.5(e), individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Taxes” shall have the meaning set forth in Section 2.21.

“Tranche” shall mean the collective reference to LIBOR Rate Loans whose Interest Periods begin and end on the same day.  A Tranche may sometimes be referred to as a “LIBOR Tranche”.

“Transfer Effective Date” shall have the meaning set forth in each Commitment Transfer Supplement.

“Treaty on European Union” shall mean the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 1, 1992 and came into force on November 1, 1993), as amended from time to time.

“Type” shall mean, as to any Loan, its nature as an Alternate Base Rate Loan or LIBOR Rate Loan, as the case may be.

“U.S. Commitment Fee” shall have the meaning set forth in Section 2.6(a)(i).

“U.S. Revolving Commitment” shall mean, with respect to each U.S. Revolving Lender, the commitment of such U.S. Revolving Lender to make U.S. Revolving Loans in an aggregate principal Dollar Amount at any time outstanding up to such U.S. Revolving Lender’s U.S. Revolving Committed Amount.

“U.S. Revolving Commitment Percentage” shall mean, for each U.S. Revolving Lender, the percentage identified as its U.S. Revolving Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.5(c).

“U.S. Revolving Committed Amount” shall mean the amount of each U.S. Revolving Lender’s Revolving Commitment as specified on Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

“U.S. Revolving Lender” shall mean each Lender with a U.S. Revolving Commitment.

“U.S. Revolving Loans” shall have the meaning set forth in Section 2.1.

“U.S. Revolving Note” or “U.S. Revolving Notes” shall mean the promissory notes of the Company in favor of each of the U.S. Revolving Lenders evidencing the U.S. Revolving Loans provided pursuant to Section 2.1(e), individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Voting Stock” shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wachovia” shall mean Wachovia Bank, National Association, together with its successors and/or assigns.

Section 1.2                                   Other Definitional Provisions.

(a)                                  Unless otherwise specified therein, all terms defined in this Credit Agreement shall have the defined meanings when used in the Notes or other Credit Documents or any certificate or other document made or delivered pursuant hereto.

(b)                                 The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provision of this Credit Agreement, and Section, subsection, Schedule and Exhibit references are to this Credit Agreement unless otherwise specified.

(c)                                  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Section 1.3                                   Accounting Terms.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Company delivered to the Lenders; provided that, if the Company shall notify the Administrative Agent that it wishes to amend any covenant in Section 6.6 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Section 6.6 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.

Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in Section 6.6, (i) beginning after consummation of any acquisition, (A) income statement items and other balance sheet items (whether positive or negative) attributable to the target acquired in such transaction shall be included in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Company and the Administrative Agent, and (B) Indebtedness of a target which is retired in connection with a acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period and (ii) beginning after consummation of any “Sale” permitted by Section 6.3(b), (A) income statement items and other balance sheet items (whether positive or negative) attributable to the assets disposed of shall be excluded in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Company and the Administrative Agent and (B) Indebtedness of the target of an acquisition which is retired in connection with a Sale permitted by Section 6.3(b) shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period.

Section 1.4                                   Exchange Rates; Currency Equivalents.

(a)                                  The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Amounts of Extensions of Credit and amounts outstanding hereunder denominated in Foreign Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Credit Documents shall be such Dollar Amount as so determined by the Administrative Agent.

(b)                                 Wherever in this Credit Agreement in connection with an Extension of Credit, conversion, continuation or prepayment of a Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Extension of Credit or Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar Amount (rounded to the nearest 1,000 units of such Foreign Currency), as determined by the Administrative Agent.

Section 1.5                                   Redenomination of Certain Foreign Currencies and Computation of Dollar Amounts.

(a)                                  Each obligation of the Borrowers to make a payment denominated in the National Currency Unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Extension of Credit in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Extension of Credit, at the end of the then current Interest Period.

(b)                                 Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)                                  References herein to minimum Dollar Amounts and integral multiples stated in Dollars, where they shall also be applicable to Foreign Currency, shall be deemed to refer to approximate Foreign Currency Equivalents.

Section 1.6                                   Additional Foreign Currencies.

The Company may from time to time request that Japanese/Multicurrency Revolving Loans or Swiss/Multicurrency Revolving Loans that are LIBOR Rate Loans be made in a currency other than those specifically listed in the definition of “Foreign Currency”; provided that such requested currency otherwise meets the requirements set forth in such definition.  Any such request shall be made to the Administrative Agent (which shall promptly notify each Lender thereof) not later than 11:00 a.m., ten (10) Business Days prior to the date of the desired borrowing in such currency.  Each Lender shall notify the Administrative Agent, not later than 11:00 a.m., seven (7) Business Days after receipt of such request whether it consents, in its sole discretion, to making LIBOR Rate Loans in such requested currency.  Any failure by a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to make LIBOR Rate Loans in such requested currency.  If all the Lenders consent to making LIBOR Rate Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be a Foreign Currency hereunder.  If all of the Lenders who refuse to make LIBOR Rate Loans in such requested currency notify the Foreign Currency Fronting Bank of their request for Wachovia to front such Foreign Currency Loans for them in accordance with the definition of “Foreign Currency Participant” and all other Lenders otherwise consent to such currency in the manner set forth above, then such currency shall thereupon be deemed for all purposes to be a Foreign Currency hereunder.

Notwithstanding the foregoing, the Company may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Foreign Currency”; provided that such request otherwise meets the requirements set forth in such definition.  In the case of such a request, the Company shall notify the Administrative Agent and the Issuing Lender.  The Issuing Lender shall have seven (7) Business Days after receipt of such request to consent, in its sole discretion, to issue Letters of Credit in such requested currency.

ARTICLE II

THE LOANS; AMOUNT AND TERMS

Section 2.1                                   Revolving Loans.

(a)                                  Revolving Commitment.  During the Commitment Period, subject to the terms and conditions hereof, each U.S. Revolving Lender severally agrees to make revolving credit loans in Dollars to the Company in an aggregate principal Dollar Amount of up to TWO HUNDRED MILLION DOLLARS ($200,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.7, the “Aggregate U.S. Revolving Committed Amount”) for the purposes hereinafter set forth; provided, however, that (i) with regard to each U.S. Revolving Lender individually, the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of such U.S. Revolving Lender’s U.S. Revolving Commitment Percentage of outstanding U.S. Revolving Loans plus such U.S. Revolving Lender’s U.S. Revolving Commitment Percentage of outstanding Swingline Loans plus such U.S. Revolving Lender’s LOC Commitment Percentage of LOC Obligations shall not exceed such U.S. Revolving Lender’s Revolving Committed Amount, and (ii) with regard to the U.S. Revolving Lenders collectively, the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of the outstanding U.S. Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed the Aggregate U.S. Revolving Committed Amount.  U.S. Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the applicable Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, U.S. Revolving Loans made on the Closing Date or on any of the three Business Days following the Closing Date may only consist of Alternate Base Rate Loans unless the applicable Borrower executes a funding indemnity letter in form and substance satisfactory to the Administrative Agent.  LIBOR Rate Loans shall be made by each Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

(b)                                 Revolving Loan Borrowings.

(i)                                     Notice of Borrowing.  The Company may request a U.S. Revolving Loan borrowing by written notice (or telephone notice promptly confirmed in writing which confirmation may be by fax) to the Administrative Agent not later than 12:00 Noon (Charlotte, North Carolina time) on the Business Day prior to the date of the requested borrowing in the case of Alternate Base Rate Loans denominated in Dollars, and on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans denominated in Dollars.  Each such request for borrowing shall be irrevocable and shall specify (A) that a U.S. Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) and currency therefor.  A form of Notice of

Borrowing (a “Notice of Borrowing”) is attached as Schedule 2.1(b)(i).  If the Company shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month or (II) the type of U.S. Revolving Loan requested, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder.  The Administrative Agent shall give notice to each U.S. Revolving Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such U.S. Revolving Lender’s share thereof.

(ii)                                  Minimum Amounts.  Each U.S. Revolving Loan which is an Alternate Base Rate Loan shall be in a minimum aggregate Dollar Amount of $1,000,000 and in integral multiples of $500,000 in excess thereof (or the remaining amount of the Aggregate U.S. Revolving Committed Amount, if less).  Each U.S. Revolving Loan which is a LIBOR Rate Loan shall be in a minimum aggregate Dollar Amount of $1,000,000 and in integral multiples of $500,000 in excess thereof (or the remaining amount of the Aggregate U.S. Revolving Committed Amount, if less).

(iii)                               Advances.  Each U.S. Revolving Lender will make its U.S. Revolving Commitment Percentage of each U.S. Revolving Loan borrowing available to the Administrative Agent, for the account of the Company, in Dollars and in funds immediately available to the Administrative Agent, at the Administrative Agent’s Office by 12:00 Noon on the date specified in the applicable Notice of Borrowing.  Such borrowing will then be made available promptly, but no later than 3:00 p.m. on the date specified in the applicable Notice of Borrowing to the Company by the Administrative Agent by crediting the account of the Company on the books of the Administrative Agent’s Office with the aggregate of the amounts made available to the Administrative Agent by the U.S. Revolving Lenders and in like funds as received by the Administrative Agent.

(c)                                  Repayment.  The principal amount of all U.S. Revolving Loans shall be due and payable in full on the Maturity Date, unless accelerated sooner pursuant to Section 7.2.

(d)                                 Interest.  Subject to the provisions of Section 2.10, U.S. Revolving Loans shall bear interest as follows:

(i)                                     Alternate Base Rate Loans.  During such periods as U.S. Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and

(ii)                                  LIBOR Rate Loans.  During such periods as U.S. Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.

Interest on U.S. Revolving Loans shall be payable in arrears on each Interest Payment Date.

(e)                                  U.S. Revolving Notes.  Each U.S. Revolving Lender’s U.S. Revolving Committed Amount shall be evidenced by a duly executed promissory note of the Company to such U.S. Revolving Lender in substantially the form of Schedule 2.1(e).

Section 2.2                                   Letter of Credit Subfacility.

(a)                                  Issuance.  Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions that the Issuing Lender may reasonably require, during the Commitment Period the Issuing Lender shall issue, and the U.S. Revolving Lenders shall participate in, Letters of Credit for the account of the Company and its Subsidiaries from time to time upon request in a form reasonably acceptable to the Issuing Lender; provided, however, that (i) the aggregate Dollar Amount of LOC Obligations shall not at any time exceed TEN MILLION DOLLARS ($10,000,000) (the “LOC Committed Amount”), (ii) with regard to the U.S. Revolving Lenders collectively, the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of the outstanding U.S. Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed the Aggregate U.S. Revolving Committed Amount, (iii) all Letters of Credit shall be denominated in U.S. Dollars or in Foreign Currencies and (iv) Letters of Credit shall be issued for lawful corporate purposes and may be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs, and trade letters of credit.  Except as otherwise expressly agreed upon by all of the Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time at the request of the Company or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that unless agreed upon by all of the Lenders, no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is thirty (30) days prior to the Maturity Date.  Each Letter of Credit shall comply with the related LOC Documents.  The issuance and expiry date of each Letter of Credit shall be a Business Day.  Any Letters of Credit issued hereunder shall be in a minimum original face amount of $100,000 or such lesser amount as may be agreed upon between the Company and the Issuing Lender.  Wachovia shall be the Issuing Lender on all Letters of Credit issued on or after the Closing Date.

(b)                                 Notice and Reports.  The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least five (5) Business Days prior to the requested date of issuance.  The Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the U.S. Revolving Lenders a detailed report specifying the Letters of Credit that are then issued and outstanding and any activity with respect thereto that may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations that may have occurred.  The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit.  The Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

(c)                                  Participations.  Each U.S. Revolving Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its LOC Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its LOC Commitment Percentage of the obligations arising under such Letter of Credit.  Without limiting the scope and nature of each U.S. Revolving Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such U.S. Revolving Lender shall pay to the Issuing Lender an amount equal to its LOC Commitment Percentage of the Dollar Amount of such unreimbursed drawing in same day funds on the day of notification by the Issuing Lender of an unreimbursed drawing pursuant to and in accordance with the provisions of subsection (d) hereof.  The obligation of each U.S. Revolving Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event.  Any such reimbursement shall not relieve or otherwise impair the obligation of the Company to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d)                                 Reimbursement.  In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Company and the Administrative Agent.  The Company shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit in (x) the applicable Foreign Currency of the relevant Letter of Credit with respect to which the drawing was made to the extent directly reimbursed by the Company or (y) in Dollars to the extent funded with the proceeds of a U.S. Revolving Loan obtained hereunder and, in each case, in same day funds as provided herein or in the LOC Documents.  If the Company shall fail to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage for Revolving Loans that are Alternate Base Rate Loans plus two percent (2%) for so long as such amount shall be unreimbursed.  Unless the Company shall immediately notify the Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Issuing Lender, the Company shall be deemed to have requested a U.S. Revolving Loan (a “LOC Mandatory Borrowing”) in the Dollar Amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations.  The Company’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Company may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Company to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit.  The Issuing Lender will promptly notify the other U.S. Revolving Lenders of the Dollar Amount of any unreimbursed drawing and each U.S. Revolving Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender in Dollars and in immediately available funds, the Dollar Amount of such U.S. Revolving Lender’s LOC Commitment Percentage of such unreimbursed drawing.  Such payment shall be made on the day such notice is received by such U.S. Revolving Lender from the Issuing Lender if such notice is received at or before 2:00 p.m. (Charlotte, North Carolina time), otherwise such payment shall be made at or before 12:00 Noon (Charlotte, North Carolina time) on the Business Day next succeeding the day such notice is received.  If such U.S. Revolving Lender does not pay such amount to the Issuing Lender in full upon such request, such U.S. Revolving Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such U.S. Revolving Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Effective Rate and thereafter at a rate equal to the Alternate Base Rate.  Each U.S. Revolving Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Borrower Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Repayment with Revolving Loans.  On any day on which the Company shall have requested, or been deemed to have requested, a U.S. Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the U.S. Revolving Lenders that a U.S. Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a U.S. Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans (each such borrowing, a “LOC Mandatory Borrowing”) shall be immediately made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each U.S. Revolving Lender’s respective U.S. Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2).  The proceeds of such LOC Mandatory Borrowing shall be paid directly to the Issuing Lender for application to the respective LOC Obligations.  Each U.S. Revolving Lender hereby irrevocably agrees to make such U.S. Revolving Loans immediately upon any such request or deemed request on account of each LOC Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of LOC Mandatory Borrowing may not comply with the minimum amount for borrowings of U.S. Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for U.S. Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such LOC Mandatory Borrowing, or (vi) any reduction in the Aggregate U.S. Revolving Committed Amount after any such Letter of Credit may have been drawn upon; provided, however, that in the event any such LOC Mandatory Borrowing should be less than the minimum amount for borrowings of U.S. Revolving Loans otherwise provided in Section 2.1(b)(ii), the Company shall pay to the Administrative Agent for its own account an administrative fee of $500.  In the event that any LOC Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each such U.S. Revolving Lender hereby agrees that it shall forthwith fund (as of the date the LOC Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Company on or after such date and prior to such purchase) the Dollar Amount of its Participation Interests in the outstanding LOC Obligations; provided, further, that in the event any U.S. Revolving Lender shall fail to fund its Participation

Interest on the day the LOC Mandatory Borrowing would otherwise have occurred, then the amount of such U.S. Revolving Lender’s unfunded Participation Interest therein shall bear interest payable by such U.S. Revolving Lender to the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(f)                                    Modification, Extension.  The issuance of any supplement, modification, amendment, renewal or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(g)                                 Uniform Customs and Practices.  The Issuing Lender shall have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (the “UCP”), in which case the UCP may be incorporated therein and deemed in all respects to be a part thereof.

(h)                                 Reimbursement Payments.  All payments made to the Issuing Lender to reimburse the Issuing Lender for any drawing under a Letter of Credit from (x) the Company, shall be made in the applicable Foreign Currency of the relevant Letter of Credit with respect to which the drawing was made or (y) the U.S. Revolving Lenders, shall be made in Dollars (based upon the Dollar Amount of the applicable payment); provided that in each case the Company shall be liable for any currency exchange loss related to such payments and shall promptly pay the Issuing Lender upon receipt of notice thereof the amount of any such loss.

(i)                                     Conflict with LOC Documents.  In the event of any conflict between the terms hereof and any LOC Documents, the terms hereof shall control.

Section 2.3                                   Swingline Loan Subfacility.

(a)                                  Swingline Commitment.  During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans in Dollars to the Company (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate amount of Swingline Loans outstanding at any time shall not exceed TWENTY-FIVE MILLION DOLLARS ($25,000,000) (the “Swingline Committed Amount”) and (ii) with regard to the U.S. Revolving Lenders collectively, the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of the outstanding U.S. Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed the Aggregate U.S. Revolving Committed Amount.  Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(b)                                 Swingline Loan Borrowings.

(i)                                     Notice of Borrowing and Disbursement.  The Swingline Lender will make Swingline Loans available to the Company on any Business Day upon request made by the Company not later than 12:00 Noon (Charlotte, North Carolina time) on such Business Day.  A notice of request for Swingline Loan borrowing shall be made in the form of Schedule 2.1(b)(i) with appropriate modifications.  Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 and in integral amounts of $100,000 in excess thereof.

(ii)                                  Repayment of Swingline Loans.  Each Swingline Loan borrowing shall be due and payable on the Maturity Date.  The Swingline Lender may, at any time, in its sole discretion, by written notice to the Company and the Administrative Agent, demand repayment of its Swingline Loans by way of a U.S. Revolving Loan borrowing, in which case the Company shall be deemed to have requested a U.S. Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (i) the Maturity Date, (ii) the occurrence of any Event of Default described in Section 7.1(e), (iii) upon acceleration of the Borrower Obligations hereunder, whether on account of an Event of Default described in Section 7.1(e) or any other Event of Default, and (iv) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such U.S. Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as a “Swingline Mandatory Borrowing”).  Each U.S. Revolving Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Swingline Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (I) the amount of Swingline Mandatory Borrowing may not comply with the minimum amount for borrowings of U.S. Revolving Loans otherwise required hereunder, (II) whether any conditions specified in Section 4.2 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such request or deemed request for U.S. Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (V) the date of such Swingline Mandatory Borrowing, or (VI) any reduction in the U.S. Revolving Committed Amount or termination of the U.S. Revolving Commitments immediately prior to such Swingline Mandatory Borrowing or contemporaneously therewith.  In the event that any Swingline Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each U.S. Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Swingline Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Company on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such U.S. Revolving Lender to share in such Swingline Loans ratably based upon its respective U.S. Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) provided that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased and shall thereafter be for the account of the applicable U.S. Revolving Lender, and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing U.S. Revolving Lender shall be required to pay to the Swingline Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the

Swingline Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Swingline Mandatory Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(c)                                  Interest on Swingline Loans.  Subject to the provisions of Section 2.10, Swingline Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage for Revolving Loans that are Alternate Base Rate Loans.  Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

(d)                                 Swingline Note.  The Swingline Loans shall be evidenced by a duly executed promissory note of the Company to the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Schedule 2.3(d).

Section 2.4                                   Japanese/Multicurrency Revolving Loans.

(a)                                  Japanese/Multicurrency Revolving Commitment.  During the Commitment Period, subject to the terms and conditions hereof, each Japanese/Multicurrency Revolving Lender severally agrees to make revolving credit loans (i) in Dollars and in Foreign Currencies to the Company and (ii) in Japanese Yen and in Dollars to the Japanese Borrower from time to time in an aggregate principal Dollar Amount of up to FOUR HUNDRED MILLION DOLLARS ($400,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.7, the “Aggregate Japanese/Multicurrency Revolving Committed Amount”) for the purposes hereinafter set forth; provided, however, that (i) with regard to each Japanese/Multicurrency Revolving Lender individually, the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of such Japanese/Multicurrency Revolving Lender’s Japanese/Multicurrency Revolving Commitment Percentage of outstanding Japanese/Multicurrency Revolving Loans (including, without limitation, Fronted Foreign Currency Loans) shall not exceed such Japanese/Multicurrency Revolving Lender’s Japanese/Multicurrency Revolving Committed Amount and (ii) with regard to the Japanese/Multicurrency Revolving Lenders collectively, the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of the outstanding Japanese/Multicurrency Revolving Loans shall not exceed the Aggregate Japanese/Multicurrency Revolving Committed Amount.  Japanese/Multicurrency Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the applicable Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, (A) Japanese/Multicurrency Revolving Loans denominated in Foreign Currencies shall consist solely of LIBOR Rate Loans and (B) Japanese/Multicurrency Revolving Loans made on the Closing Date or on any of the three Business Days following the Closing Date may only consist of Alternate Base Rate Loans unless the applicable Borrower executes a funding indemnity letter in form and substance satisfactory to the Administrative Agent.  LIBOR Rate Loans shall be made by each Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

(b)                                 Japanese/Multicurrency Revolving Loan Borrowings.

(i)                                     Notice of Borrowing.  The Company or the Japanese Borrower may request a Japanese/Multicurrency Revolving Loan borrowing by written notice (or telephone notice promptly confirmed in writing, which confirmation may be by fax) to the Administrative Agent not later than 12:00 Noon (Charlotte, North Carolina time) on the Business Day prior to the date of requested borrowing in the case of Alternate Base Rate Loans denominated in Dollars, on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans denominated in Dollars, and on the fourth Business Day prior to the date of the requested borrowing in the case of all LIBOR Rate Loans denominated in Foreign Currencies.  Each such request for borrowing shall be irrevocable and shall specify (A) the applicable Borrower, (B) that a Japanese/Multicurrency Revolving Loan is requested, (C) the date of the requested borrowing (which shall be a Business Day), (D) the currency and the aggregate principal amount to be borrowed and (E) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) and currency therefor.  A form of Notice of Borrowing (a “Notice of Borrowing”) is attached as Schedule 2.1(b)(i).  If the applicable Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, (II) the type of Japanese/Multicurrency Revolving Loan requested, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder (unless such notice indicates that the requested borrowing is to be made in a Foreign Currency, in which case, such notice shall be deemed to be a request for a LIBOR Rate Loan hereunder), or (III) the currency of the Japanese/Multicurrency Revolving Loan requested, (x) if such request is made by the Company, then such notice shall be deemed to be a request for a Japanese/Multicurrency Revolving Loan denominated in Dollars and (y) if such request is made by the Japanese Borrower, then such notice shall be deemed to be a request for a Japanese/Multicurrency Revolving Loan denominated in Japanese Yen.  The Administrative Agent shall give notice to each Japanese/Multicurrency Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Japanese/Multicurrency Lender’s share thereof.

(ii)                                  Minimum Amounts.  Each Japanese/Multicurrency Revolving Loan which is an Alternate Base Rate Loan shall be in a minimum aggregate Dollar Amount of $1,000,000 and in integral multiples of $500,000 in excess thereof (or the remaining amount of the Aggregate Japanese/Multicurrency Revolving Committed Amount, if less).  Each Japanese/Multicurrency Revolving Loan which is a LIBOR Rate Loan shall be in a minimum aggregate Dollar Amount of $1,000,000 and in integral multiples of $500,000 in excess thereof (or the remaining amount of the Aggregate Japanese/Multicurrency Revolving Committed Amount, if less).

(iii)                               Advances.  Each Japanese/Multicurrency Revolving Lender (or in the case of any Foreign Currency Participant, the Foreign Currency Fronting Bank, on such Foreign Currency Participant’s behalf as set forth below) will make its

Japanese/Multicurrency Revolving Commitment Percentage of each Japanese/Multicurrency Revolving Loan borrowing available to the Administrative Agent, for the account of the applicable Borrower, in Dollars or the applicable Foreign Currency and in funds immediately available to the Administrative Agent, at the Administrative Agent’s Office by (A) 12:00 Noon on the date specified in the applicable Notice of Borrowing in the case of any Japanese/Multicurrency Revolving Loan denominated in Dollars and (B) the Applicable Time specified by the Administrative Agent in the case of any Japanese/Multicurrency Revolving Loan denominated in a Foreign Currency.  With respect to any Foreign Currency Participant, the Foreign Currency Fronting Bank will make such Foreign Currency Participant’s Revolving Commitment Percentage of each applicable Foreign Currency Loan on behalf of such Foreign Currency Participant for the account of the applicable Borrower, in the applicable Foreign Currency (each such Foreign Currency Loan a “Fronted Foreign Currency Loan”).  Such borrowing will then be made available promptly, but no later than 3:00 p.m. on the date specified in the applicable Notice of Borrowing to the applicable Borrower by the Administrative Agent by crediting the account of the applicable Borrower on the books of the Administrative Agent’s Office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(c)                                  Repayment.  The principal amount of all Japanese/Multicurrency Revolving Loans shall be due and payable in full on the Maturity Date, unless accelerated sooner pursuant to Section 7.2.

(d)                                 Interest.  Subject to the provisions of Section 2.10, Japanese/Multicurrency Revolving Loans shall bear interest as follows:

(i)                                     Alternate Base Rate Loans.  During such periods as Japanese/Multicurrency Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and

(ii)                                  LIBOR Rate Loans.  During such periods as Japanese/Multicurrency Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.

Interest on Japanese/Multicurrency Revolving Loans shall be payable in arrears on each Interest Payment Date.

(e)                                  Japanese/Multicurrency Revolving Notes.  Each Japanese/Multicurrency Revolving Lender’s Japanese/Multicurrency Revolving Committed Amount shall be evidenced by a duly executed promissory note of each of the Company and the Japanese Borrower to such Japanese/Multicurrency Revolving Lender in substantially the form of Schedule 2.4(e).

(f)                                    Participations of Foreign Currency Loans.  At the time that the Foreign Currency Fronting Bank makes a Fronted Foreign Currency Loan under the Japanese/Multicurrency Revolving Commitment, each Foreign Currency Participant thereof shall be deemed, without any further action by any Person, to have purchased from the Foreign Currency Fronting Bank an unfunded participation, without recourse to or warranty of the Foreign Currency Fronting Bank, in such Fronted Foreign Currency Loan in an amount equal to such Foreign Currency Participant’s Japanese/Multicurrency Revolving Commitment Percentage of such Loan and shall be obligated to fund such participation at the time and in the manner provided below.  In the event that the applicable Borrower shall fail to timely repay any Foreign Currency Loan under the Japanese/Multicurrency Revolving Commitment, and in any event upon (i) the request of the Foreign Currency Fronting Bank and (ii) the occurrence and during the continuance of a Default or an Event of Default, each applicable Foreign Currency Participant shall fund its participation in such Loan (regardless of whether the conditions precedent thereto set forth in Section 4.2 are then satisfied, whether or not the Company or a Foreign Borrower has then submitted a Notice of Borrowing and whether or not the Commitments are then in effect, any Event of Default exists or all the Loans have been accelerated) by paying to the Foreign Currency Fronting Bank, at the address provided in Section 9.2 or at such other address as the Foreign Currency Fronting Bank may designate, the Dollar Amount (as determined as of the date such participation is to be funded) its participation of such Foreign Currency Loan.  Upon the funding of its Japanese/Multicurrency Revolving Commitment Percentage of such Foreign Currency Loan, a Foreign Currency Participant shall have a Japanese/Multicurrency Revolving Loan denoted in Dollars equal to the Dollar Amount funded.  If such amount is not in fact made available to the Foreign Currency Fronting Bank by any Foreign Currency Participant, the Foreign Currency Fronting Bank shall be entitled to recover such amount on demand from such Foreign Currency Participant, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate if paid within two Business Days of the date of demand thereof, and thereafter at a rate equal to the Alternate Base Rate.  If such Foreign Currency Participant does not pay such amount forthwith upon the Foreign Currency Fronting Bank’s demand therefor, and until such time as such Foreign Currency Participant makes the required payment, the Foreign Currency Fronting Bank shall be deemed to continue to have outstanding Foreign Currency Loans in the amount of such unpaid participation obligation for all purposes of the Credit Documents other than those provisions requiring the other applicable Foreign Currency Participants to purchase a participation therein.  From the date on which the Foreign Currency Fronting Bank makes any Fronted Foreign Currency Loan on behalf of any Foreign Currency Participant until the date on which such Foreign Currency Participant funds its Japanese/Multicurrency Revolving Commitment Percentage of any such Foreign Currency Loans to the Foreign Currency Fronting Bank in the manner set forth above, the interest payable on such Foreign Currency Loan as set forth in Section 2.4(d) shall be allocated among the Foreign Currency Fronting Bank and each applicable Foreign Currency Participant such that each applicable Foreign Currency Participant shall receive in Dollars, the Dollar Amount of the Applicable Percentage on such Foreign Currency Loan and the Foreign Currency Fronting Bank shall receive the remainder of the interest paid by the Company pursuant to Section 2.4(d).

Section 2.5                                   Swiss/Multicurrency Revolving Loans.

(a)                                  Swiss/Multicurrency Revolving Commitment.  During the Commitment Period, subject to the terms and conditions hereof, each Swiss/Multicurrency Revolving Lender severally agrees to make revolving credit loans (i) in Dollars and in Foreign Currencies to the Company and (ii) in Swiss Francs and in Dollars to the Swiss Borrower from time to time in an aggregate principal Dollar Amount of up to ONE HUNDRED MILLION DOLLARS ($100,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.7, the “Aggregate Swiss/Multicurrency Revolving Committed Amount”) for the purposes hereinafter set forth; provided, however, that (i) the aggregate Dollar Amount of revolving credit loans made to the Company and the Swiss Borrower in all Foreign Currencies shall not at any time exceed $100,000,000, (ii) with regard to each Swiss/Multicurrency Revolving Lender individually, the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of such Swiss/Multicurrency Revolving Lender’s Swiss/Multicurrency Revolving Commitment Percentage of outstanding Swiss/Multicurrency Revolving Loans (including, without limitation, Fronted Foreign Currency Loans) shall not exceed such Swiss/Multicurrency Revolving Lender’s Swiss/Multicurrency Revolving Committed Amount and (iii) with regard to the Swiss/Multicurrency Revolving Lenders collectively, the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of the outstanding Swiss/Multicurrency Revolving Loans shall not exceed the Aggregate Swiss/Multicurrency Revolving Committed Amount.  Swiss/Multicurrency Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the applicable Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, (A) Swiss/Multicurrency Revolving Loans denominated in Foreign Currencies shall consist solely of LIBOR Rate Loans and (B) Swiss/Multicurrency Revolving Loans made on the Closing Date or on any of the three Business Days following the Closing Date may only consist of Alternate Base Rate Loans unless the applicable Borrower executes a funding indemnity letter in form and substance satisfactory to the Administrative Agent.  LIBOR Rate Loans shall be made by each Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

(b)                                 Swiss/Multicurrency Revolving Loan Borrowings.

(i)                                     Notice of Borrowing.  The Company or the Swiss Borrower may request a Swiss/Multicurrency Revolving Loan borrowing by written notice (or telephone notice promptly confirmed in writing which confirmation may be by fax) to the Administrative Agent not later than 12:00 Noon (Charlotte, North Carolina time) on the Business Day prior to the date of requested borrowing in the case of Alternate Base Rate Loans denominated in Dollars, on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans denominated in Dollars, and on the fourth Business Day prior to the date of the requested borrowing in the case of all LIBOR Rate Loans denominated in Foreign Currencies.  Each such request for borrowing shall be irrevocable and shall specify (A) the applicable Borrower, (B) that a Swiss/Multicurrency Revolving Loan is requested, (C) the date of the requested borrowing (which shall be a Business Day), (D) the currency and the aggregate principal amount to be borrowed and

(E) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) and currency therefor.  A form of Notice of Borrowing (a “Notice of Borrowing”) is attached as Schedule 2.1(b)(i).  If the applicable Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, (II) the type of Swiss/Multicurrency Revolving Loan requested, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder (unless such notice indicates that the requested borrowing is to be made in a Foreign Currency, in which case, such notice shall be deemed to be a request for a LIBOR Rate Loan hereunder), or (III) the currency of the Swiss/Multicurrency Revolving Loan requested, (x) if such request is made by the Company, then such notice shall be deemed to be a request for a Swiss/Multicurrency Revolving Loan denominated in Dollars and (y) if such request is made by the Swiss Borrower, then such notice shall be deemed to be a request for a Swiss/Multicurrency Revolving Loan denominated in Swiss Francs.  The Administrative Agent shall give notice to each Swiss/Multicurrency Revolving Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Swiss/Multicurrency Revolving Lender’s share thereof.

(ii)                                  Minimum Amounts.  Each Swiss/Multicurrency Revolving Loan which is an Alternate Base Rate Loan shall be in a minimum aggregate Dollar Amount of $1,000,000 and in integral multiples of $500,000 in excess thereof (or the remaining amount of the Aggregate Swiss/Multicurrency Revolving Committed Amount, if less).  Each Swiss/Multicurrency Revolving Loan which is a LIBOR Rate Loan shall be in a minimum aggregate Dollar Amount of $1,000,000 and in integral multiples of $500,000 in excess thereof (or the remaining amount of the Aggregate Swiss/Multicurrency Revolving Committed Amount, if less).

(iii)                               Advances.  Each Swiss/Multicurrency Revolving Lender (or in the case of any Foreign Currency Participant, the Foreign Currency Fronting Bank, on such Foreign Currency Participant’s behalf as set forth below) will make its Swiss/Multicurrency Revolving Commitment Percentage of each Swiss/Multicurrency Revolving Loan borrowing available to the Administrative Agent, for the account of the applicable Borrower, in Dollars or the applicable Foreign Currency and in funds immediately available to the Administrative Agent, at the Administrative Agent’s Office by (A) 12:00 Noon on the date specified in the applicable Notice of Borrowing in the case of any Swiss/Multicurrency Revolving Loan denominated in Dollars and (B) the Applicable Time specified by the Administrative Agent in the case of any Swiss/Multicurrency Revolving Loan denominated in a Foreign Currency.  With respect to any Foreign Currency Participant, the Foreign Currency Fronting Bank will make such Foreign Currency Participant’s Revolving Commitment Percentage of each applicable Foreign Currency Loan on behalf of such Foreign Currency Participant for the account of the applicable Borrower, in the applicable Foreign Currency (each such Foreign Currency Loan a “Fronted Foreign Currency Loan”).  Such borrowing will then be made available promptly, but no later than 3:00 p.m. on the date specified in the applicable Notice of Borrowing to the applicable Borrower by the Administrative Agent by crediting the account of the applicable Borrower on the books of the Administrative Agent’s Office with the aggregate of the amounts made available to the Administrative Agent by the Swiss/Multicurrency Revolving Lenders and in like funds as received by the Administrative Agent.

(c)                                  Repayment.  The principal amount of all Swiss/Multicurrency Revolving Loans shall be due and payable in full on the Maturity Date, unless accelerated sooner pursuant to Section 7.2.

(d)                                 Interest.  Subject to the provisions of Section 2.10, Swiss/Multicurrency Revolving Loans shall bear interest as follows:

(i)                                     Alternate Base Rate Loans.  During such periods as Swiss/Multicurrency Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and

(ii)                                  LIBOR Rate Loans.  During such periods as Swiss/Multicurrency Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.

Interest on Swiss/Multicurrency Revolving Loans shall be payable in arrears on each Interest Payment Date.

All payments under this Credit Agreement by the Swiss Borrower, including, but not limited to, interest as determined in accordance with this Section 2.5(d), are minimum payments net of any Swiss withholding tax. The parties do not expect any Swiss withholding tax to arise in connection with this Credit Agreement; however, if the Swiss Borrower is required under Swiss law to pay Swiss withholding tax from any amount payable or paid by the Swiss Borrower (including interest), then (without prejudice to the obligations in Section 2.21 (a)) (a) the Swiss Borrower shall increase such interest payment by paying such additional amounts as may be necessary to ensure that the net amount received by the relevant Lender after deducting the amount of such Swiss withholding tax is equal to the full amount which the relevant Lender would have received had payments not been subject to such Swiss withholding tax, (b) the withholding tax shall be calculated on the increased interest rate, and (c) the Swiss Borrower shall provide the documents and information required for the purposes of applying for any refund of Swiss withholding tax.

(e)                                  Swiss/Multicurrency Revolving Notes.  Each Swiss/Multicurrency Revolving Lender’s Swiss/Multicurrency Revolving Committed Amount shall be evidenced by a duly executed promissory note of each of the Company and the Swiss Borrower to such Swiss/Multicurrency Revolving Lender in substantially the form of Schedule 2.5(e).

(f)                                    Participations of Foreign Currency Loans.  At the time that the Foreign Currency Fronting Bank makes a Fronted Foreign Currency Loan under the Swiss/Multicurrency Revolving

Commitment, each Foreign Currency Participant thereof shall be deemed, without any further action by any Person, to have purchased from the Foreign Currency Fronting Bank an unfunded participation, without recourse to or warranty of the Foreign Currency Fronting Bank, in such Fronted Foreign Currency Loan in an amount equal to such Foreign Currency Participant’s Swiss/Multicurrency Revolving Commitment Percentage of such Loan and shall be obligated to fund such participation at the time and in the manner provided below.  In the event that the applicable Borrower shall fail to timely repay any Foreign Currency Loan under the Swiss/Multicurrency Revolving Commitment, and in any event upon (i) the request of the Foreign Currency Fronting Bank and (ii) the occurrence and during the continuance of a Default or an Event of Default, each applicable Foreign Currency Participant shall fund its participation in such Loan (regardless of whether the conditions precedent thereto set forth in Section 4.2 are then satisfied, whether or not the Company or a Foreign Borrower has then submitted a Notice of Borrowing and whether or not the Commitments are then in effect, any Event of Default exists or all the Loans have been accelerated) by paying to the Foreign Currency Fronting Bank, at the address provided in Section 9.2 or at such other address as the Foreign Currency Fronting Bank may designate, the Dollar Amount (as determined as of the date such participation is to be funded) its participation of such Foreign Currency Loan.  Upon the funding of its Swiss/Multicurrency Revolving Commitment Percentage of such Foreign Currency Loan, a Foreign Currency Participant shall have a Swiss/Multicurrency Revolving Loan denoted in Dollars equal to the U.S. Dollar amount funded.  If such amount is not in fact made available to the Foreign Currency Fronting Bank by any Foreign Currency Participant, the Foreign Currency Fronting Bank shall be entitled to recover such amount on demand from such Foreign Currency Participant, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate if paid within two Business Days of the date of demand thereof, and thereafter at a rate equal to the Base Rate.  If such Foreign Currency Participant does not pay such amount forthwith upon the Foreign Currency Fronting Bank’s demand therefor, and until such time as such Foreign Currency Participant makes the required payment, the Foreign Currency Fronting Bank shall be deemed to continue to have outstanding Foreign Currency Loans in the amount of such unpaid participation obligation for all purposes of the Credit Documents other than those provisions requiring the other applicable Foreign Currency Participants to purchase a participation therein.  From the date on which the Foreign Currency Fronting Bank makes any Fronted Foreign Currency Loan on behalf of any Foreign Currency Participant until the date on which such Foreign Currency Participant funds its Swiss/Multicurrency Revolving Commitment Percentage of any such Foreign Currency Loans to the Foreign Currency Fronting Bank in the manner set forth above, the interest payable on such Foreign Currency Loan as set forth in Section 2.5(d) shall be allocated among the Foreign Currency Fronting Bank and each applicable Foreign Currency Participant such that each applicable Foreign Currency Participant shall receive in Dollars, the Dollar Amount of the Applicable Percentage on such Foreign Currency Loan and the Foreign Currency Fronting Bank shall receive the remainder of the interest paid by the Company pursuant to Section 2.5(d).

Section 2.6                                   Fees.

(a)                                  Commitment Fees.

(i) In consideration of the U.S. Revolving Commitment, the Company agrees to pay to the Administrative Agent for the ratable benefit of the U.S. Revolving Lenders a commitment fee (the “U.S. Commitment Fee”) in an amount equal to the Applicable Percentage per annum on the average daily unused amount of the Aggregate U.S. Revolving Committed Amount.  For purposes of computation of the U.S. Commitment Fee, LOC Obligations shall be considered usage of the Aggregate U.S. Revolving Committed Amount but Swingline Loans shall not be considered usage of the Aggregate U.S. Revolving Committed Amount;

(ii)                                  In consideration of the Japanese/Multicurrency Revolving Commitment, the Company and the Japanese Borrower jointly and severally agree to pay to the Administrative Agent for the ratable benefit of the Japanese/Multicurrency Revolving Lenders a commitment fee (the “Japanese/Multicurrency Commitment Fee”) in an amount equal to the Applicable Percentage per annum on the average daily unused amount of the Aggregate Japanese/Multicurrency Revolving Committed Amount; and

(iii)                               In consideration of the Swiss/Multicurrency Revolving Commitment, the Company and the Swiss Borrower jointly and severally agree to pay to the Administrative Agent for the ratable benefit of the Swiss/Multicurrency Lenders a commitment fee (the “Swiss/Multicurrency Commitment Fee”) in an amount equal to the Applicable Percentage per annum on the average daily unused amount of the Aggregate Swiss /Multicurrency Revolving Committed Amount.

Each of the U.S. Commitment Fee, the Japanese/Multicurrency Commitment Fee and the Swiss/Multicurrency Commitment Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.

(b)                                 Letter of Credit Fees.  In consideration of the LOC Commitments, the Company agrees to pay to the Issuing Lender for account of the U.S. Revolving Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Percentage per annum on the average daily maximum amount available to be drawn under each such Letter of Credit from the date of issuance to the date of expiration.  In addition to such Letter of Credit Fee, the Issuing Lender may charge, and retain for its own account without sharing by the other Lenders, an additional facing fee (the “Letter of Credit Facing Fee”) of one-eighth of one percent (.125%) per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it.  The Issuing Lender shall promptly pay over to the Administrative Agent for the ratable benefit of the U.S. Revolving Lenders (including the Issuing Lender) the Letter of Credit Fee.  The Letter of Credit Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.

(c)                                  Issuing Lender Fees.  In addition to the Letter of Credit Fees payable pursuant to subsection (b) hereof, the Company shall pay to the Issuing Lender for its own account without sharing by the other Lenders the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”).

(d)                                 Administrative Fee.  The Company agrees to pay to the Administrative Agent the annual administrative fee as described in the Fee Letter.

Section 2.7                                   Commitment Reductions.

(a)                                  Voluntary Reductions.  The Company shall have the right to terminate or permanently reduce the unused portion of the Aggregate U.S. Revolving Committed Amount, the Aggregate Japanese/Multicurrency Revolving Committed Amount and/or the Aggregate Swiss/Multicurrency Revolving Committed Amount at any time or from time to time upon not less than five Business Days’ prior notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction, which shall be in a minimum Dollar Amount of $5,000,000 or a whole multiple of $1,000,000 (or the remaining amount of the Commitment, if less) in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent, provided that no such reduction or termination of (i) the Aggregate U.S. Revolving Committed Amount shall be permitted if after giving effect thereto, and to any prepayments of the Loans made on the effective date thereof, the sum of the Dollar Amount of the outstanding U.S. Revolving Loans plus outstanding Swingline Loans plus LOC Obligations would exceed the Aggregate U.S. Revolving Committed Amount, (ii) the Aggregate Japanese/Multicurrency Revolving Committed Amount shall be permitted if after giving effect thereto, and to the prepayments of the Loans made on the effective date thereof, the sum of the Dollar Amount of the outstanding Japanese/Multicurrency Revolving Loans would exceed the Aggregate Japanese/Multicurrency Revolving Committed Amount and (iii) the Aggregate Swiss/Multicurrency Revolving Committed Amount shall be permitted if after giving effect thereto, and to any prepayments of the Loans made on the effective date thereof, the sum of the Dollar Amount of outstanding Swiss/Multicurrency Revolving Loans would exceed the Aggregate Swiss/Multicurrency Revolving Committed Amount.

(b)                                 Maturity Date.  The Commitments shall automatically terminate on the Maturity Date.

Section 2.8                                   Prepayments.

(a)                                  Optional Prepayments.  The Borrowers shall have the right to prepay Loans in whole or in part from time to time; provided, however, that each partial prepayment of a Revolving Loan shall be in a minimum aggregate principal Dollar Amount of $1,000,000 and integral multiples of $250,000 in excess thereof, and each partial prepayment of a Swingline Loan shall be in a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof.  The applicable Borrower shall give three Business Days’ irrevocable notice in the case of LIBOR Rate Loans and same-day irrevocable notice on any Business Day in the case of Alternate Base Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable).  Prepayments shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities.  All prepayments under this Section 2.8(a) shall be subject to Section 2.20, but otherwise without premium or penalty.  Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such loan not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment.  Amounts prepaid on the

Revolving Loans and the Swingline Loans may be reborrowed in accordance with the terms hereof.

(b)                                 Mandatory Prepayments.  If at any time after the Closing Date, the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of (i) the outstanding U.S. Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall exceed the Aggregate U.S. Revolving Committed Amount, (ii) the sum of the outstanding Japanese/Multicurrency Revolving Loans shall exceed 105% of the Aggregate Japanese/Multicurrency Revolving Committed Amount or (iii) the sum of the outstanding Swiss/Multicurrency Revolving Loans shall exceed 105% of the Aggregate Swiss/Multicurrency Revolving Committed Amount, the applicable Borrowers immediately shall prepay the Loans and cash collateralize the LOC Obligations, as applicable, in an amount sufficient to eliminate such excess.

Such prepayment shall be applied, to the respective Revolving Loans and then (after all Revolving Loans have been repaid) to a cash collateral account in respect of LOC Obligations.  Within the parameters of the applications set forth above, prepayments shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities.  All prepayments under this Section 2.8(b) shall be subject to Section 2.20 and be accompanied by interest on the principal amount prepaid through the date of prepayment.

(c)                                  Hedging Obligations Unaffected.  Any repayment or prepayment made pursuant to this Section 2.8 shall not affect the Borrowers’ obligation to continue to make payments under any Hedging Agreement, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Hedging Agreement.

Section 2.9                                   Minimum Principal Amount of Tranches.

All borrowings, payments and prepayments in respect of Revolving Loans shall be in such amounts and be made pursuant to such elections so that after giving effect thereto the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of the Revolving Loans comprising any Tranche shall be (a) with respect to Alternate Base Rate Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof, and (ii) with respect to LIBOR Rate Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof.

No more than fifteen (15) LIBOR Rate Loans may be in effect at any time.  For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

Section 2.10                            Default Rate.

Upon the occurrence, and during the continuance, of an Event of Default, at the discretion of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then the Alternate Base Rate plus the Applicable Percentage plus 2%).

Section 2.11                            Conversion Options.

(a)                                  The Borrowers may, in the case of Revolving Loans, elect from time to time to convert Alternate Base Rate Loans to LIBOR Rate Loans, by giving the Administrative Agent at least three Business Days’ prior irrevocable written notice of such election.  A form of Notice of Conversion/Extension is attached as Schedule 2.11.  If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan.  All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein, provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal Dollar Amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.

(b)                                 Any LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the applicable Borrower with the notice provisions contained in Section 2.11(a); provided, that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto.  If the applicable Borrower shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto.

(c)                                  Unless otherwise agreed to by the Required Lenders, upon the occurrence and during the continuance of any Default or Event of Default, all Foreign Currency Loans then outstanding shall be redenominated into Dollars (based on the Dollar Amount of such Foreign Currency Loans on the date of redenomination) on the last day of the then current Interest Periods of such Foreign Currency Loans; provided that in each case the Company shall be liable for any currency exchange loss related to such payments and shall promptly pay to each Lender upon receipt of notice thereof by the Company from such Lender the amount of any such loss incurred by such Lender.

Section 2.12                            Computation of Interest and Fees.

(a)                                  Interest payable hereunder with respect to Alternate Base Rate Loans and Foreign Currency Loans denominated in Pounds Sterling shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed.  All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof.  Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective.  The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders of the effective date and the amount of each such change.

(b)                                 Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Credit Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Company or any Lender, deliver to the Company or such Lender a statement showing the computations used by the Administrative Agent in determining any interest rate.

Section 2.13                            Computations, Pro Rata Treatment and Payments.

(a)                                  Each payment on account of an amount due from a Borrower hereunder or under any other Credit Document shall be made by such Borrower to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment as provided herein in the currency in which such amount is denominated and in such funds as are customary at the place and time of payment for the settlement of international payments in such currency.  Without limiting the terms of the preceding sentence, accrued interest on any Loans denominated in a Foreign Currency shall be payable in the same Foreign Currency as such Loan.  Upon request, the Administrative Agent will give the Borrowers a statement showing the computation used in calculating such amount, which statement shall be conclusive in the absence of manifest error.  The obligation of the Borrowers to make each payment on account of such amount in the currency in which such amount is denominated shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent such tender or recovery shall result in the actual receipt by the Administrative Agent of the full amount in the appropriate currency payable hereunder.  The Borrowers agree that their obligation to make each payment on account of such amount in the currency in which such amount is denominated shall be enforceable as an additional or alternative claim for recovery in such currency of the amount (if any) by which such actual receipt shall fall short of the full amount of such currency payable hereunder, and shall not be affected by judgment being obtained for such amount.

(b)                                 Each borrowing of Revolving Loans and any reduction of the Commitments shall be made pro rata according to the respective Commitment Percentages of the applicable Lenders.  Each payment under this Credit Agreement or any Note shall be applied, first, to any fees then due and owing by the Borrowers pursuant to Section 2.6, second, to interest then due and owing in respect of the Notes of the Borrowers and, third, to principal then due and owing hereunder and under the Notes of the Borrowers.  Each payment on account of any fees pursuant to Section 2.6 shall be made pro rata in accordance with the respective amounts due and owing (except as to the Letter of Credit Facing Fee and the Issuing Lender Fees).  Each optional prepayment of the Loans shall be applied in accordance with Section 2.8(a) and each mandatory prepayment of the Loans shall be applied in accordance with Section 2.8(b).  Payments made pursuant to Section 2.16 shall be applied in accordance with such section.  All payments

(including prepayments) to be made by a Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.21(b)), shall be made to the Administrative Agent for the account of the Lenders in immediately available funds at the Administrative Agent’s Office and (i) in the case of Loans or other amounts denominated in Dollars, shall be made in Dollars not later than 12:00 Noon on the date when due and (ii) in the case of Loans or other amounts denominated in a Foreign Currency, unless otherwise specified herein, shall be made in such Foreign Currency not later than the Applicable Time specified by the Administrative Agent on the date when due.  Any payment received after the foregoing deadlines shall be deemed received on the next Business Day.  The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(c)                                  Allocation of Payments After Exercise of Remedies.  Notwithstanding any other provisions of this Credit Agreement to the contrary, after the exercise of remedies by the Administrative Agent or the Lenders pursuant to Section 7.2 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of the Borrower Obligations or any other amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

SECOND, to the payment of any fees owed to the Administrative Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Borrower Obligations owing to such Lender;

FOURTH, to the payment of all of the Borrower Obligations consisting of accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of the Borrower Obligations and the payment or cash collateralization of the outstanding LOC Obligations;

SIXTH, to all other Borrower Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses ”FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender bears to the aggregate then outstanding Loans and LOC Obligations) of amounts available to be applied pursuant to clauses ”THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause ”FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses ”FIFTH” and “SIXTH” above in the manner provided in this Section 2.13(c).

Section 2.14                            Non-Receipt of Funds by the Administrative Agent.

(a)                                  Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the applicable Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the applicable Borrower, and the applicable Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover from the Lender or the applicable Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the applicable Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the applicable Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Effective Rate.

(b)                                 Unless the Administrative Agent shall have been notified in writing by the applicable Borrower, prior to the date on which any payment is due from any Borrower hereunder (which notice shall be effective upon receipt) that such Borrower does not intend to make such payment, the Administrative Agent may assume that such Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if such Borrower has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender.  If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is recovered by the Administrative Agent at a per annum rate equal to the Federal Funds Effective Rate.

(c)                                  A certificate of the Administrative Agent submitted to any Borrower or any Lender with respect to any amount owing under this Section 2.14 shall be conclusive in the absence of manifest error.

Section 2.15                            Inability to Determine Interest Rate.

Notwithstanding any other provision of this Credit Agreement, if (i) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period, or (ii) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that a Borrower has requested be outstanding as a LIBOR Tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to such Borrower, and the Lenders at least two Business Days prior to the first day of such Interest Period.  If such notice is given (a) any Foreign Currency Loans requested to be made on the first day of such Interest Period shall be made, at the sole option of the applicable Borrower, in Dollars as Alternate Base Rate Loans or such request shall be cancelled, (b) any affected LIBOR Rate Loans requested to be made on the first day of such Interest Period shall be made, at the sole option of the applicable Borrower, in Dollars as Alternate Base Rate Loans and (c) any affected Loans that on the first day of such Interest Period were to have been converted to or continued as LIBOR Rate Loans shall be converted to or continued, at the sole option of the applicable Borrower, in Dollars as Alternate Base Rate Loans.  Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.

Section 2.16                            Illegality.

(a)                                  Notwithstanding any other provision herein, if (i) the adoption of, or any change in, any Requirement of Law or in the interpretation or application thereof by the relevant Governmental Authority shall make it unlawful for any Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans denominated in Dollars or in any Foreign Currency as contemplated by this Credit Agreement, or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates which would make it unlawful or impossible for any Lender to make Loans denominated in any Foreign Currency to the applicable Borrower, as contemplated by this Credit Agreement (any such affected LIBOR Rate Loans or Foreign Currency Loans, the “Affected Loans”), then such Lender, together with Lenders giving notice under Section 2.18, 2.19 and 2.21, shall be an “Affected Lender” and by written notice to the Borrowers and to the Administrative Agent:

(i)                                     may declare that Affected Loans will not thereafter (for the duration of such unlawfulness or impossibility) be made by such Lender hereunder, whereupon any request for an Affected Loan shall, as to such Lender only (A) if such Affected Loan is not a Foreign Currency Loan, be deemed a request for a Alternate Base Rate Loan (unless it should also be illegal for the Affected Lender to provide a Base Rate Loan, in which case such Loan shall bear interest at a commensurate rate to be agreed upon by the Administrative Agent and the Affected Lender, and so long as no Event of Default shall have occurred and be continuing, the Borrowers), unless such declaration shall be subsequently withdrawn and (B) if such Affected Loan is a Foreign Currency Loan, be deemed to have been withdrawn, unless such declaration shall be subsequently withdrawn; and

(ii)                                  may require that all outstanding Affected Loans, as the case may be, made by it be (A) if such Affected Loans are not Foreign Currency Loans, converted to Alternate Base Rate Loans, in which event all such Affected Loans shall be automatically converted to Alternate Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below or (B) if such Affected Loans are Foreign Currency Loans, repaid immediately, in which event all such Affected Loans shall be required to be repaid in full by the Borrowers as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above with respect to any Affected Loans which are not Foreign Currency Loans, all payments and prepayments of principal which would otherwise have been applied to repay the Affected Loans that would have been made by such Lender or the converted Affected Loans of such Lender shall instead be applied to repay the Alternate Base Rate Loans made by such Lender in lieu of, or resulting from the conversion, of such Affected Loans.

(b)                                 For purposes of this Section 2.16, a notice to the Borrowers by any Lender shall be effective as to each such Affected Loan, if lawful, on the last day of the Interest Period currently applicable to such Affected Loan; in all other cases such notice shall be effective on the date of receipt by the Borrowers.

Section 2.17                            Deposits Unavailable; Impractibility.

If any of the Borrowers has notified the Administrative Agent of its intention to borrow a LIBOR Loan for an Interest Period and the Administrative Agent determines (which determination shall be conclusive and binding on the applicable Borrower) that:

(a)                                  deposits of the necessary amount for such Interest Period are not available to the Lenders in the London interbank market or, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period; or

(b)                                 the making or funding of LIBOR Loans has become impracticable as a result of any event occurring after the date of this Credit Agreement which, in the opinion of the Lenders, materially and adversely affects such Loans or the London interbank market;

then any notice of a LIBOR Loan previously given by the Borrowers and not yet borrowed shall be deemed to be a notice to make an Alternate Base Rate Loan.

Section 2.18                            Increased Cost.

Each of the Borrowers agree to reimburse any Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Lender from such Borrower in respect of, making or maintaining any LIBOR Rate Loans relating to the adoption of any law, rule or regulation or any change therein or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof.  The additional amount required to compensate such Lender for such increased cost or reduced amount shall be payable by the applicable Borrower to such Lender within five days of the Borrower’s receipt of written notice from such Lender specifying such increased cost or reduced amount and the amount required to compensate such Lender therefor, which notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers.  In determining such additional amount, the applicable Lender may use reasonable averaging, attribution and allocation methods.  The agreements in this Section 2.18 shall survive the termination of this Credit Agreement and payment of the Borrower Obligations.

Section 2.19                            Increased Capital Costs.

If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority affects or would affect the amount of capital required or expected to be maintained by any Lender or any entity controlling such Lender, and such Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling entity’s capital as a consequence of the Loans made by such Lender or the commitment hereunder is reduced to a level below that which the Lender or such controlling entity could have achieved but for the occurrence of any such circumstance, then, in any such case, upon notice from time to time by any Lender to the Borrowers, each of the Borrowers shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling entity for such reduction in rate of return.  A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers.  In determining such amount, the applicable

Lender may use reasonable averaging, attribution and allocation methods.  The agreements in this Section 2.19 shall survive the termination of this Credit Agreement and payment of the Borrower Obligations.

Section 2.20                            Funding Losses.

Each of the Borrowers will indemnify any Lender upon demand against any loss or expense which such Lender may sustain or incur (including, without limitation, any loss or expense sustained or incurred in obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan) as a consequence of (i) any failure of such Borrower to make any payment when due of any amount due hereunder, (ii) any failure of such Borrower to borrow a Loan on a date specified therefor in a notice thereof, or (iii) any payment (including any payment upon such Lender’s acceleration of the Loans) or prepayment of any LIBOR Loan on a date other than the last day of the Interest Period for such Loan.

Notwithstanding anything to the contrary contained in this Credit Agreement, if and to the extent that the Swiss Borrower is liable pursuant to this Agreement for indemnification obligations other than indemnification obligations in relation to its own borrowings or costs, fees and expenses related thereto, such indemnification obligations shall in the aggregate be limited to the extent and maximum amount of the Swiss Borrower’s profits and reserves available for distribution as a dividend at the time or times payment is requested hereunder (i.e., balance sheet profits and any reserves made for this purpose, in each case in accordance with the relevant provisions of the Swiss Code of Obligations), as evidenced by an audited (interim) balance sheet less Swiss withholding tax (if and to the extent required by applicable law in force at the relevant time, at the rate of currently 35%, without an obligation to gross-up) unless the payment of the Swiss withholding tax is not required to be paid by the Swiss Borrower.

Section 2.21                            Taxes.

(a)                                  All payments made by the Borrowers hereunder or under any Note shall be, except as provided in Section 2.21(b), made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits or any franchise or other tax in lieu thereof (including branch profits or similar taxes) of a Lender) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Taxes are so levied or imposed, the Borrowers agree to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Credit Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note.  The Borrowers will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by the applicable Borrower.  Each of the Borrowers agree to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b)                                 Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrowers and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Credit Agreement pursuant to Section 9.5(g) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms prescribed by the Internal Revenue Service) certifying such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Credit Agreement and under any Note.  Each other Lender shall provide Borrowers with two accurate and complete original signed copies of Internal Revenue Form W-9 or any successor form prescribed by the Internal Revenue Service.  In addition, each Lender agrees that it will deliver upon any Borrower’s request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Credit Agreement and any Note.  Notwithstanding anything to the contrary contained in Section 2.21(a), but subject to the immediately succeeding sentence, (A) the Borrowers shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrowers U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (B) the Borrowers shall not be obligated pursuant to Section 2.21(a) hereof to gross-up payments to be made to a Lender in respect of Taxes imposed by the United States if such Lender has not provided to the Borrowers the Internal Revenue Service Forms required to be provided to the Borrowers pursuant to this Section 2.21(b).  Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.21(b), each of the Borrowers agree to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.21(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.

Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, prior to the occurrence of a Sharing Event, each Lender that has a Swiss/Multicurrency Revolving Commitment or a Japanese/Multicurrency Revolving Commitment agrees promptly to deliver to the Administrative Agent or the Company, as the Administrative Agent or the Company shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, to the extent such Lender is legally permitted to so deliver, such other documents and forms required by any relevant taxing authorities under the Requirements of Law of any other jurisdiction, duly executed and completed by such Lender, as are required under such Requirements of Law to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction.  Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including there-designation of its LIBOR Lending Office) to avoid any requirement of applicable Requirements of Law of any such jurisdiction that any Borrower make any deduction or withholding for taxes from amounts payable to such Lender.  Additionally, each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Requirements of Law of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Requirements of Law in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Credit Documents, with respect to such jurisdiction.

(c)                                  Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.  For the avoidance of doubt, each Lender lending to IMS Japan K.K. which is not entitled to any available exemption from applicable withholding taxes shall use commercially reasonable efforts to lend such funds through a lending office located in Japan or the United States.

(d)                                 If any Borrower pays any additional amount pursuant to this Section 2.21 with respect to a Lender, such Lender shall use commercially reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment.  In the event that such Lender receives such a refund or credit, such Lender shall pay to the applicable Borrower an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by the applicable Borrower.  In the event that no refund or credit is obtained with respect to a Borrower’s payments to such Lender pursuant to this Section 2.21, then such Lender shall upon request provide a certification that such Lender has not received a refund or credit for such payments.  Nothing contained in this Section 2.21 shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 2.21 to the Borrowers or any other party.

(e)                                  If any Lender entitled to additional compensation under any of the foregoing provisions of this Section 2.21 shall fail to designate a different Applicable Lending Office as provided in subsection (c) of this Section 2.21 promptly after receiving notice from a Borrower, then such Borrower may cause such Lender to (and, if such Borrower so demands, such Lender shall) assign all of its rights and obligations under this Credit Agreement or any Note to one or more other persons identified by the Borrower and reasonably acceptable to the Administrative Agent.

(f)                                    To the extent that no Default or Event of Default has occurred or is continuing, no Lender who becomes a party to this Credit Agreement by accepting an assignment of an interest herein from another Lender shall be entitled to receive any additional amounts pursuant to this Section 2.21 in excess of the amounts that would have been payable to the assignor Lender prior to such assignment.

(g)                                 The agreements in this Section 2.21 shall survive the termination of this Credit Agreement and the payment of the Borrower Obligations.  Notwithstanding the foregoing, the terms in this Section 2.21 shall only apply to a Foreign Borrower to the extent such Borrower has received an Extension of Credit hereunder.

Section 2.22                            Indemnification; Nature of Issuing Lender’s Duties.

(a)                                  In addition to its other obligations under Section 2.2, the Company hereby agrees to protect, indemnify, pay and save the Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(b)                                 As between the Company and the Issuing Lender, the Company shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof.  The Issuing Lender shall not be responsible:  (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts.  None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

(c)                                  In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Company.  It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Company, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority.  The Issuing Lender shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender.

(d)                                 Nothing in this Section 2.22 is intended to limit the reimbursement obligation of the Company contained in Section 2.2(d) hereof.  The obligations of the Company under this Section 2.22 shall survive the termination of this Credit Agreement.  No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Credit Agreement.

(e)                                  Notwithstanding anything to the contrary contained in this Section 2.22, the Company shall have no obligation to indemnify the Issuing Lender in respect of any liability incurred by the Issuing Lender arising out of the bad faith, gross negligence or willful misconduct of the Issuing Lender (including action not taken by the Issuing Lender), as determined by a court of competent jurisdiction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Credit Agreement and to make the Extensions of Credit herein provided for, the Borrowers hereby represent and warrant to the Administrative Agent and to each Lender that:

Section 3.1                                   Existence.

Each of the Borrowers is a corporation duly formed, validly existing and in good standing (to the extent such concept exists) under the laws of its jurisdiction of incorporation, has all requisite power and authority, and the legal right, to own, operate and lease its properties and to carry on the business in which it is engaged or presently proposes to engage, and is duly qualified or licensed under the laws of each jurisdiction where it is required to be so qualified or licensed except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change, and is in compliance with all Requirements of Law except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 3.2                                   Power and Authorization; Enforceable Obligations.

Each of the Borrowers has all requisite power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party and to borrow the Loans hereunder.  Each of the Borrowers has taken all necessary corporate and legal action to authorize the borrowings hereunder on the terms and conditions of this Credit Agreement and the other Credit Documents to which it is a party and to authorize the execution, delivery and performance of this Credit Agreement and the other Credit Documents to which it is a party.  Each of the Credit Agreement and the other Credit Documents have been executed and delivered by a duly authorized officer of each of the Borrowers.  This Credit Agreement constitutes, and upon execution thereof, each other Credit Document will constitute, a legal, valid and binding obligation of each applicable Borrower enforceable against such Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity and an implied covenant of good faith.

Section 3.3                                   No Legal Bar to Loans.

The execution, delivery and performance of this Credit Agreement and the other Credit Documents by each of the Borrowers will not violate any provision of any existing law, treaty or regulation or of any order, judgment, award or decree of any court, arbitrator or Governmental Authority or of any Requirement of Law or Contractual Obligation applicable to the Borrowers and will not result in the creation or imposition of any Lien on any of the material properties or assets of any of the Borrowers pursuant to the provisions of any such Requirement of Law or Contractual Obligation except, to the extent such violation or Lien could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 3.4                                   Financial Information; Disclosure, etc.

The Periodical SEC Reports of the Company and the related statements of income, shareholders’ equity and cash flows for any applicable period, copies of which have heretofore been furnished to the Administrative Agent and the Lenders, present fairly in all material respects the financial condition of the Company as of the end of such period.  All financial statements included therein, including the related schedules and notes, if any, have been prepared in accordance with GAAP applied consistently throughout the periods involved, except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).  Since December 31, 2003, there has been no Material Adverse Change.

Section 3.5                                   Licenses, Permits, etc.

No material authorizations, licenses and permits of any Governmental Authority are required or necessary for the conduct of the business of the Company as now conducted or proposed to be conducted by it except for such authorizations, licenses and permits (i) as have been obtained and are in full force and effect, or (ii) the failure to have obtained which could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Change.

Section 3.6                                   Tax Returns and Payments.

Each of the Borrowers has filed all tax returns and information statements required by law to be filed and has paid all taxes, assessments and other governmental charges levied upon or in respect of any of its properties, assets, income, licenses or franchises, other than those not yet delinquent, those not substantial in aggregate amount, those being or about to be contested and those the failure of which to pay could not reasonably be expected to cause a Material Adverse Change.  The charges, accruals and reserves on the books of each of the Borrowers in respect of its taxes are adequate in the opinion of such Borrower, and none of the Borrowers knows of any unpaid assessment for additional taxes material in amount or of any reasonable basis therefor.  No tax liens have been filed, and, to the knowledge of each of the Borrowers, no claims are being asserted with respect to any such taxes, fees or other charges.

Section 3.7                                   Title to Properties; Liens.

Each of the Borrowers and the Subsidiaries have sufficient title to all of their material properties and assets for the conduct of their respective business as presently conducted and proposed to be conducted by them.  Each of the Borrowers and the Subsidiaries enjoy quiet possession under all material real property leases to which it is a party as lessee, and all of its material leases are valid, subsisting and in full force and effect.

Section 3.8                                   Litigation, etc.

Except as disclosed in the Periodical SEC Reports of the Company or in any report on Form 8-K filed by the Company with the SEC, there is no action, proceeding or investigation pending or, to the knowledge of any Borrower, threatened (or any basis therefor known to any Borrower) which questions the validity of this Credit Agreement or the other Credit Documents executed in connection herewith, or any action taken or to be taken pursuant hereto or thereto, or which could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change.

Section 3.9                                   No Default.

No Default or Event of Default has occurred and is continuing.  No Borrower or any of the Subsidiaries is in violation of any Requirement of Law or any term of any Contractual Obligation applicable to any Borrower or such Subsidiary, the violation of which could reasonably be expected to cause a Material Adverse Change.  Without limiting the scope of the foregoing, each of the Borrowers and their Subsidiaries are in compliance in all material respects with all Environmental Laws, the violation of which could be reasonably expected to cause a Material Adverse Change.

Section 3.10                            Governmental and Other Consents.

No Borrower is required to obtain any order, consent, approval or authorization of or to make any declaration or filing with, any Governmental Authority or any other Person in connection with the execution and delivery, of and performance under, this Credit Agreement and the other Credit Documents, unless the failure to do so could not reasonably be expected to cause a Material Adverse Change.

Section 3.11                            Regulation U, etc.

Except for systematic stock repurchase programs from time to time conducted by the Company, none of the proceeds of the Loans will be used, directly or indirectly, by any Borrower for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any margin stock or for any other purpose which might constitute the transactions contemplated hereby a “purpose credit” within the meaning of said Regulation U, or cause this Agreement to violate Regulation T, Regulation U, Regulation X, or any other regulation of the Board of Governors of The Federal Reserve System or the Exchange Act.

Section 3.12                            Investment Company Act; Other Regulations.

No Borrower is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Borrower is subject to regulation under any federal, state or other statute or regulation which limits its ability to incur Indebtedness.

Section 3.13                            Compliance with ERISA.

Each Plan is in substantial compliance with ERISA and the Code; no Reportable Event has occurred with respect to a Plan; no Plan is insolvent or in reorganization; no Plan has an unfunded current liability within the meaning of Section 412(1)(8) of the Code; no Plan has an accumulated or waived funding deficiency, has permitted decreases in its funding standard account or has applied for a waiver of the minimum funding standard or an extension of any amortization period within the meaning of Section 412 of the Code; all contributions required to be made with respect to a Plan have been timely made, neither the Company nor any ERISA Affiliate has incurred any material liability to or on account of a Plan pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971, 4975 or 4980 of the Code or reasonably expects to incur any material liability (including any indirect, contingent or secondary liability) under any of the foregoing Sections with respect to any Plan (other than liabilities of any ERISA Affiliate which could not, by operation of law or otherwise, become a liability of the Company); no proceedings have been instituted to terminate, or to appoint a trustee to administer, any Plan; no condition exists which presents a material risk to the Company or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; using actuarial assumptions and computation methods consistent with Part I of Subtitle E of Title IV of ERISA, the aggregate liabilities of the Company and its ERISA Affiliates to all Plans which are multi-

employer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the Closing Date would not result in a Material Adverse Change on the financial condition of the Company; and no lien imposed under the Code or ERISA on the assets of the Company or any ERISA Affiliate exists or is likely to arise on account of any Plan.  Anything in this Section 3.13 to the contrary notwithstanding, the representations herein are qualified by the uncertainty created by the 2003 decision of the District Court for the Southern District of Illinois in Cooper v. IBM Personal Pension Plan that cash balance pensions plans violate ERISA; however, there are no actions, suits or claims pending or, to the best knowledge of the Borrowers, threatened or anticipated (other than routine claims for benefits) against the Borrowers or the cash balance pension plan maintained by the Company.

Section 3.14                            Environmental Matters.

To the best knowledge of the Borrowers, except as disclosed in the Periodical SEC Reports of the Company or in any report on Form 8-K filed by the Company with the SEC, each of the representations and warranties set forth in paragraphs (a) through (e) of this subsection is true and correct with respect to each parcel of real property owned or operated (within the meaning of any Environmental Law) by the Borrowers or any of the Company’s Subsidiaries (the “Properties”), except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change:

(a)                                  The Properties do not contain, and have not previously contained, in, on, or under, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in violation of any Environmental Laws.

(b)                                 The Properties and all operations and facilities at the Properties are in compliance with all Environmental Laws, and there is no Hazardous Materials contamination or violation of any Environmental Law which could interfere with the continued operation of any of the Properties or impair the fair salable value of any thereof.

(c)                                  Neither the Company nor any Subsidiary has received any complaint, notice of violation, alleged violation, investigation or advisory action or of potential liability or of potential responsibility regarding environmental protection matters or permit compliance with regard to the Properties, nor is the Company aware that any Governmental Authority is contemplating delivering to the Company any such notice.

(d)                                 Hazardous Materials have not been generated, treated, stored, disposed of, at, on or under any of the Properties, nor have any Hazardous Materials been transferred from the Properties to any other location in violation of any Environmental Laws.

(e)                                  There are no governmental, administrative actions or judicial proceedings pending or contemplated under any Environmental Laws to which the Company is or will be named as a party with respect to the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of the Properties.

Section 3.15                            Material Subsidiaries.

Set forth on Schedule 3.15 is a complete and accurate list of all Material Subsidiaries of the Company as of the Closing Date together with, for each such Material Subsidiary (i) the jurisdiction of incorporation of each Subsidiary and (ii) as to any such Subsidiary, the percentage ownership in such Subsidiary held directly or indirectly by the Company and each of its other Subsidiaries.

Section 3.16                            Compliance with Trading with the Enemy Act, OFAC Rules and Regulations and Patriot Act.

(a)                                  No Borrower nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended.  No Borrower nor any or its Subsidiaries is in violation of (i) the Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (iii) the Patriot Act (as defined in Section 9.18).  No Borrower (A) is a blocked person described in section 1 of the Anti-Terrorism Order or (B) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

(b)                                 None of the Borrowers, any of their Subsidiaries or any of their Affiliates (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries.  The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1                                   Conditions to Closing Date and Initial Revolving Loans.

The obligation of each Lender to make the initial Revolving Loans on the Closing Date is subject to the prior or concurrent satisfaction of the following conditions:

(a)                                  Execution of Agreement.  The Administrative Agent shall have received (i) counterparts of this Credit Agreement, (ii) for the account of each U.S. Revolving Lender, U.S. Revolving Notes, (iii) for the account of the Swingline Lender, the Swingline Note, (iv) for the account of each Japanese/Multicurrency Revolving Lender,

Japanese/Multicurrency Revolving Notes and (v) for the account of each Swiss/Multicurrency Revolving Lender, Swiss/Multicurrency Revolving Notes, in each case conforming to the requirements of this Credit Agreement and executed by a duly authorized officer of each party thereto.

(b)                                 Authority Documents.  The Administrative Agent shall have received the following:

(i)                                     Articles of Incorporation.  Copies of the articles of incorporation or other charter documents, as applicable, of each Borrower certified (A) by the secretary or an assistant secretary of such Borrower (or a Responsible Officer thereof if there is no secretary or assistant secretary of such Borrower) (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date, and (B) to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation or organization, as applicable.

(ii)                                  Resolutions.  Copies of resolutions of the board of directors or comparable managing body of each Borrower approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Borrower (or a Responsible Officer thereof if there is no secretary or assistant secretary of such Borrower) (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iii)                               Bylaws.  A copy of the bylaws or comparable operating agreement (if such document exists in accordance with applicable Requirements of Law) of each Borrower certified by a secretary or assistant secretary of such Borrower (or a Responsible Officer thereof if there is no secretary or assistant secretary of such Borrower) (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iv)                              Good Standing.  Copies of (i) certificates of good standing, existence or its equivalent (if such document exists in accordance with applicable Requirements of Law) with respect to the each Borrower certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation and each other state in which the failure to so qualify and be in good standing could reasonably be expected to result in a Material Adverse Change on the business or operations of the Borrowers and the Subsidiaries in such state and (ii) a certificate (if such document exists in accordance with applicable Requirements of Law) indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.

(v)                                 Incumbency.  An incumbency certificate of each Borrower certified by a secretary or assistant secretary (or a Responsible Officer thereof if there is no secretary or assistant secretary of such Borrower) (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1(b) attached hereto) to be true and correct as of the Closing Date.

(c)                                  Legal Opinions of Counsel.  The Administrative Agent shall have received opinions of counsel for the Borrowers (including an opinion of Japanese counsel with respect to the Japanese Borrower and Swiss counsel with respect to the Swiss Borrower), dated the Closing Date and addressed to the Administrative Agent and the Lenders, which opinion shall provide that the Borrowers are in compliance with (i) all corporate instruments and (ii) in all respects, material Contractual Obligations, in each case, on the Closing Date after giving effect to initial Extensions of Credit hereunder.

(d)                                 Officer’s Certificate.  The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Company as of the Closing Date stating that immediately after giving effect to this Credit Agreement, the other Credit Documents, and all the transactions contemplated therein to occur on such date, (i) no Default or Event of Default exists, (ii) all representations and warranties contained herein and in the other Credit Documents are true and correct, and (iii) the Company is in compliance with each of the financial covenants set forth in Section 6.6, as demonstrated by covenant calculations on a schedule attached thereto.

(e)                                  Account Designation Letter.  The Administrative Agent shall have received the executed Account Designation Letter in the form of Schedule 1.1 hereto.

(f)                                    Solvency Certificate.  The Administrative Agent shall have received an officer’s certificate for each Borrower prepared by a Responsible Officer of the Company as to the financial condition, solvency and related matters of such Borrower, in each case after giving effect to the initial borrowings under the Credit Documents, in substantially the form of Schedule 4.1(f) hereto.

(g)                                 Material Adverse Change.  No Material Adverse Change shall have occurred since December 31, 2003.

(h)                                 Financial Statements.  The Administrative Agent shall have received copies of the financial statements referred to in Section 3.4 hereof, each in form and substance satisfactory to it.

(i)                                     Fees.  The Administrative Agent and the Lenders shall have received all fees, if any, owing pursuant to the Fee Letter and Section 2.6.

(j)                                     Termination of Existing Indebtedness.  All existing Indebtedness for borrowed money of the Borrowers with respect to the credit facilities under the Existing Credit Agreements shall have been (or contemporaneously with funding will be) repaid in full and/or reallocated fully under the facilities under this Credit Agreement, all commitments thereunder shall have been terminated and all Liens relating thereto, if any, shall have been terminated.

Section 4.2                                   Conditions to All Extensions of Credit.

The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a)                                  Representations and Warranties.  The representations and warranties made by the Borrowers herein, in the other Credit Documents or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct on and as of the date of such Extension of Credit as if made on and as of such date, unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date.

(b)                                 No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Credit Agreement or other applicable instrument or agreement.

(c)                                  Compliance with Commitments.  Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of outstanding U.S. Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed the Aggregate U.S. Revolving Committed Amount, (ii) the LOC Obligations shall not exceed the LOC Committed Amount, (iii) the Swingline Loans shall not exceed the Swingline Committed Amount, (iv) the sum of the outstanding Japanese/Multicurrency Revolving Loans shall not exceed the Aggregate Japanese/Multicurrency Revolving Committed Amount and (v) the sum of the outstanding Swiss/Multicurrency Revolving Loans shall not exceed the Aggregate Swiss/Multicurrency Revolving Committed Amount..

(d)                                 Additional Conditions to U.S. Revolving Loans.  If a U.S. Revolving Loan is requested, all conditions set forth in Section 2.1 shall have been satisfied.

(e)                                  Additional Conditions to Letters of Credit.  If the issuance of a Letter of Credit is requested, all conditions set forth in Section 2.2 shall have been satisfied.

(f)                                    Additional Conditions to Swingline Loans.  If a Swingline Loan is requested, all conditions set forth in Section 2.3 shall have been satisfied.

(g)                                 Additional Conditions to Japanese/Multicurrency Revolving Loans.  If a Japanese/Multicurrency Revolving Loan is requested, all conditions set forth in Section 2.4 shall have been satisfied.

(h)                                 Additional Conditions to Swiss/Multicurrency Revolving Loans.  If a Swiss/Multicurrency Revolving Loan is requested, all conditions set forth in Section 2.5 shall have been satisfied.

Each request for an Extension of Credit and each acceptance by a Borrower of any such Extension of Credit shall be deemed to constitute a representation by such Borrower as to the matters set forth in paragraphs (a) through (h) of this Section 4.2.

Section 4.3                                   Conditions to Extensions of Credit to any Foreign Borrower.

The obligation of each Lender to make:

(a)                                  the initial Extension of Credit to either of the Foreign Borrowers is subject to the receipt by the Administrative Agent of documentation evidencing an amendment and/or consent from the noteholders party to the Private Placement Note Purchase Agreement, permitting the incurrence by the Swiss Borrower and the Japanese Borrower of up to $500,000,000 of Indebtedness;

(b)                                 any Extension of Credit to any Foreign Borrower is subject to the receipt by the Administrative Agent, prior to such Extension of Credit, of a certificate executed by a Responsible Officer of the Company dated as of the date of such Extension of Credit stating that, after giving effect to such Extension of Credit, the Company and the Foreign Borrowers would be in compliance with the requirements set forth in Section 6.7, which certificate shall include a detailed listing of any Indebtedness incurred by the Foreign Borrowers since the Closing Date (other than any Extensions of Credit hereunder) including the aggregate amount outstanding with respect to such Indebtedness as of such date; and

(c)                                  any Loan to the Japanese Borrower is subject to the receipt by the Administrative Agent, prior to the making of such Loan, of copies of resolutions of the board of directors of the Japanese Borrower approving such Loan, certified by a Responsible Officer of the Japanese Borrower as of the applicable Borrowing Date to be true and correct and in force and effect; provided that, for the avoidance of doubt, the foregoing requirement shall apply only to the initial borrowing of any such Loan and not to any subsequent extension, conversion or continuation of such Loan.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrowers hereby covenant and agree that on the Closing Date, and thereafter for so long as this Credit Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Borrower Obligations, together with interest, Commitment Fee, are paid in full, the Borrowers will:

Section 5.1                                   Financial Information.

Furnish to the Administrative Agent and each of the Lenders:

(a)                                  As soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year, the Company’s Form 10-Q containing the consolidated balance sheets of the Company and its Subsidiaries as at the end of such quarterly fiscal period and statements of earnings and cash flow of the Company and its Subsidiaries on a consolidated basis for such period, certified by a Responsible Officer of the Company;

(b)                                 as soon as available and in any event within 90 days after the end of each fiscal year of the Company, the Company’s Form 10-K containing a copy of the annual audit report for such fiscal year for the Company and its Subsidiaries on a consolidated basis, including balance sheets of the Company and its Subsidiaries on a consolidated basis as of the end of such fiscal year and statements of earnings and cash flow on a consolidated basis for such fiscal year, in each case certified in a manner acceptable to the Administrative Agent by independent public accountants acceptable to the Administrative Agent;

(c)                                  concurrently with the delivery of the financial statements described in paragraphs (a) and (b), a certificate from a Responsible Officer of the Company certifying whether there exists any Default or Event of Default, and setting forth the Leverage Ratio and the Fixed Charge Coverage Ratio as of the end of the period covered by such financial statements;

(d)                                 promptly, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10-K, 10-Q and 8-K) that the Company or any Subsidiary may make to, or file with, the SEC; and

(e)                                  such other information with respect to the condition or operations, financial or otherwise, of the Company and its Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request.

Any of the above documents that are filed electronically by the Company with the SEC shall be deemed to have been provided to the Administrative Agent and the Lenders on the date the same are available on EDGAR.

Section 5.2                                   Use of Proceeds.

Use the proceeds of Loans for the general corporate purposes of the Borrowers, including, without limitation, the repurchase of the Company’s shares.

Section 5.3                                   Payment of Obligations.

If and to the extent the failure to do so could reasonably be expected to cause a Material Adverse Change, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Indebtedness and other obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company; and cause each of its Subsidiaries so to do.

Section 5.4                                   Conduct of Business and Maintenance of Existence.

(a)                                  Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business (except to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change).

(b)                                 Comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not individually or in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 5.5                                   Insurance.

Maintain on a consolidated basis, adequate insurance coverage on all its properties, with financially sound and reputable insurance companies.

Section 5.6                                   Books and Records.

Keep proper books of records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities.

Section 5.7                                   Notices.

Promptly, upon gaining actual knowledge thereof, give notice to the Administrative Agent and each Lender of

(a)                                  the occurrence of any Default or Event of Default, and

(b)                                 any Material Adverse Change; provided, however, that no Borrower shall be required to give notice under this paragraph (b) unless such change requires the Company to file a report on Form 8-K with the SEC.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action (if any) the Company proposes to take with respect thereto.

Section 5.8                                   Payment of Taxes.

If and to the extent the failure to do any of the following could, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change, pay and discharge, and cause each Subsidiary to pay and discharge, prior to their becoming delinquent all taxes, assessments and other governmental charges or levies imposed upon it or its income or upon any of its property or assets, or upon any part thereof, as well as all lawful claims of any kind (including claims for labor, materials and supplies) which, if unpaid, might by law become a Lien upon its property; provided, that no Borrower nor any Subsidiary will be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall be contested in good faith by appropriate proceedings or other appropriate actions diligently conducted and if such Borrower or any such Subsidiary shall have set aside on its books such reserves, if any, with respect thereto as are required by GAAP and deemed appropriate by the Company and its independent public accountants.

Section 5.9                                   Further Assurances.

From time to time hereafter, execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and will take all such actions, as the Administrative Agent or any Lender may reasonably request, for the purposes of implementing or effectuating the provisions of the Credit Documents.  Upon the exercise by the Administrative Agent or any Lender of any power, right, privileges or remedy pursuant to the Credit Documents, which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the applicable Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or any Lender may be required to obtain from such Borrower for such governmental consent, approval, recording, qualification or authorization.

Section 5.10                            No Dividend Restrictions.

Neither the Company nor any wholly-owned Material Subsidiary of the Company is a party to, nor will any wholly-owned Material Subsidiary of the Company become a party to, any agreement prohibiting or restricting the payment of dividends.

ARTICLE VI

NEGATIVE COVENANTS

The Borrowers hereby covenant and agree that on the Closing Date, and thereafter for so long as this Credit Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Borrower Obligations, together with interest,

Commitment Fee and all other amounts owing to the Administrative Agent or any Lender hereunder, are paid in full that:

Section 6.1                                   Limitation on Liens.

No Borrower will, nor will they permit any Subsidiary to, create, assume, incur or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for the following:

(a)                                  Liens existing on the date hereof, which are reflected in the balance sheet referred to in Section 3.4 hereof or the footnotes thereto, and renewals, extensions and continuations thereof, provided that such renewals, extensions and continuations shall not (i) increase the Indebtedness secured thereby or (ii) extend the coverage thereof beyond the original coverage of such Lien;

(b)                                 Liens for taxes, assessments or other governmental charges not yet delinquent or being contested in good faith and by appropriate proceedings; Liens in connection with workers’ compensation, unemployment insurance or other social security obligations; Liens securing the performance of bids, tenders, contracts, surety and appeal bonds; Liens to secure progress or partial payments and other Liens of like nature arising in the ordinary course of business; mechanics’, workmen’s, materialmen’s or other like Liens arising in the ordinary course of business in respect of obligations which are not yet due or which are being contested in good faith; and other Liens arising in the ordinary course of business and incidental to the conduct of the business of the Company or such Subsidiary or to the ownership of its properties or assets, which were not incurred in connection with the borrowing of money and which do not materially detract from the value of the properties or assets of the Company or materially affect the use thereof in the operation of its business;

(c)                                  Liens in respect of judgments and awards to the extent that such judgments or awards are being contested in good faith and adequate insurance or appropriate reserves are maintained with respect thereto on the books of the Company to the extent required by GAAP and so long as execution is not levied thereunder;

(d)                                 Liens on any property acquired after the date hereof which Liens existed when such property was acquired, and extensions and renewals of such Liens; provided that no such extension or renewal shall increase the aggregate amount of Indebtedness secured thereby, nor add to the property subject to such Lien;

(e)                                  any Lien on any asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring or improving such asset; provided that such Lien attaches to such asset concurrently with or within 120 days after the acquisition or completion of the improvement thereof;

(f)                                    other Liens incurred by the Company in the ordinary course of its business, provided that the aggregate amount of Indebtedness secured by all Liens permitted by this clause (f) shall not exceed $20,000,000 in the aggregate;

(g)                                 zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operations, business or prospects of the Company or its Subsidiaries; and

(h)                                 Liens on the property or assets of any Subsidiary in favor of the Company or any Subsidiary (other than any Liens on the property or assets of any Foreign Borrower in favor of any Foreign Subsidiary (other than another Foreign Borrower)).

It being agreed that nothing in this Section shall be deemed to directly or indirectly limit any lien that the Company or any of its Subsidiaries may grant to any other Person on any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) owned thereby to the extent such limitation could result in the view that the Borrower Obligations hereunder are directly or indirectly secured by such margin stock.

Section 6.2                                   Dissolutions and Mergers.

Neither the Company nor any Foreign Borrower shall merge into or consolidate with or into any corporation or entity, unless, after giving effect to such merger or consolidation (a) the Company or such Foreign Borrower, as applicable, is the surviving corporation, and (b) no Default or Event of Default has occurred and is continuing or would result therefrom.

Section 6.3                                   Disposition of Assets.

The Company shall not, and shall not permit any of its Subsidiaries to, convey, sell, assign, lease, transfer or dispose all or any portion of its assets (including accounts receivable and Capital Stock of Subsidiaries) to any Person in a single transaction or in a series of transactions, except for

(a)                                  any Sale in the ordinary course of business; and

(b)                                 so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Sales of assets with an aggregate book value not exceeding 10% of the consolidated assets of the Company and its Subsidiaries (as determined in accordance with GAAP and this Section 6.3) as of the end of the most recently concluded Fiscal Year; provided that, for purposes of this paragraph (b):

(i)                                     any shares of Capital Stock of a Subsidiary that are subject to a Sale shall be valued at the aggregate net book value of the assets of such Subsidiary multiplied by a fraction of which the numerator is the aggregate number of shares of Capital Stock of such Subsidiary issued or disposed of in such Sale and the denominator is the aggregate number of shares of Capital Stock of such Subsidiary outstanding immediately prior to such Sale; and

(ii)                                  any Sale by any Subsidiary to the Company of a wholly-owned Subsidiary.

It being agreed that nothing in this Section shall be deemed to directly or indirectly limit any sale by the Company or any of its Subsidiaries to any other Person of margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) to the extent such limitation could result in the view that the Borrower Obligations hereunder are directly or indirectly secured by such margin stock.

Section 6.4                                   Conduct of Business.

Neither the Company nor any Foreign Borrower shall make or permit to be made any material change in the character of its business as carried on at the Closing Date.

Section 6.5                                   Compliance with Federal Reserve Regulations.

Except for systematic stock repurchase programs from time to time conducted by the Company, neither the Company nor any Foreign Borrower shall use any part of the proceeds of any credit extended under this Credit Agreement or the other Credit Documents to purchase or carry, or to reduce or retire any Indebtedness incurred to purchase or carry, any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to any Person for the purpose of purchasing or carrying any margin stock.

Section 6.6                                   Financial Covenants.

The Company will not permit (a) the Leverage Ratio to exceed at any time 2.50 to 1.00 or (b) the Fixed Charge Coverage Ratio to be less than at any time 2.00 to 1.00.

Section 6.7                                   Subsidiary Indebtedness.

No Subsidiary, other than the Foreign Borrowers, will create, incur, assume, or suffer to exist any Indebtedness that, when totaled with all other Indebtedness of the Subsidiaries, other than the Foreign Borrowers, is in excess of $50,000,000; provided, that the Japanese Borrower and the Swiss Borrower, collectively, may not incur Indebtedness in an aggregate amount in excess of $500,000,000 (including any Extensions of Credit incurred by the Foreign Borrowers hereunder).

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1                                   Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)                                  Any Borrower shall fail to pay (i) any principal on any Note when due in accordance with the terms thereof or hereof; or any Borrower shall fail to reimburse the Issuing Lender for any LOC Obligations when due in accordance with the terms hereof; or (ii) any interest on any Note or any fee or other amount payable hereunder when due in accordance with the terms thereof or hereof, and such failure shall continue unremedied for five (5) days (or the Company shall fail to pay on the Guaranty in respect of the foregoing); or

(b)                                 Any representation or warranty made or deemed made herein or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Credit Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

(c)                                  (i) Any Borrower shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Section 5.1, 5.2, 5.4(a), Section 5.7 or Article VI hereof; or (ii) any Borrower shall default on any other covenant, contained in this Credit Agreement or the other Credit Documents or any other agreement, document or instrument among any Borrower, the Administrative Agent and the Lenders or executed by any Borrower in favor of the Administrative Agent or the Lenders (other than as described in Sections 7.1(a) or 7.1(c)(i) above), and in the event such breach or failure to comply continues for thirty (30) days of its occurrence after the earlier of a Responsible Officer becoming aware of such default or the receipt by the Company of written notice of such default from the Administrative Agent; or

(d)                                 The Company or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness of the Company or any of its Subsidiaries (other than the Notes) in a principal amount outstanding of at least $10,000,000 in the aggregate beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness of the Company or any of its Subsidiaries in a principal amount outstanding of at least $10,000,000 in the aggregate or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or

(e)                                  The Company or any Material Subsidiary shall (i) become insolvent or generally fail to pay, or admit in writing its ability or unwillingness to pay, debts as they become due; (ii) apply for, consent to or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any Material Subsidiary or any substantial part of the property thereof, or make a general assignment for the benefit of creditors; (iii) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any Material Subsidiary or for a substantial part of the property thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; (iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company or any Material Subsidiary and, if any such case or proceeding shall be consented to or acquiesced in by the Company or any Material Subsidiary or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed; or (v) take any action authorizing, or in furtherance of, any of the foregoing; or

(f)                                    Any judgment or order shall be entered against any Borrower or any of the Material Subsidiaries involving a liability (to the extent not covered by insurance) of $10,000,000 or more and such judgment or order shall not be paid or otherwise satisfied, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)                                 Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code, any Plan shall have had or is likely to have a trustee appointed to administer such Plan, any Plan is, shall have been or is likely to be terminated or the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made to a Plan or a foreign pension plan has not been timely made or the Company, any Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401 (a)(29), 4971, 4975 or 4980 of the Code (ii) there shall result from any such event or events the imposition of a Lien, the granting of a security interest, or a liability or a material risk of incurring a liability, and (iii) which Lien, security interest or liability, individually and/or in the aggregate, in the opinion of the Administrative Agent or any Lender will cause a Material Adverse Change; or

(h)                                 There shall occur a Change of Control; or

(i)                                     At any time after the execution and delivery thereof, the Guaranty for any reason, other than the satisfaction in full of all Borrower Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or Borrower shall contest the validity or enforceability of the Guaranty or any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party.

Section 7.2                                   Acceleration; Remedies.

Upon the occurrence of an Event of Default, then, and in any such event, (a) if such event is an Event of Default specified in Section 7.1(e) above, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and (b) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, by notice of default to the Borrowers, declare the Loans (with accrued interest thereon) and all other amounts owing under this Credit Agreement and the Notes to be due and payable forthwith and direct the Borrowers to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.1                                   Appointment.

Each Lender hereby irrevocably designates and appoints Wachovia as the Administrative Agent of such Lender under this Credit Agreement, and each such Lender irrevocably authorizes Wachovia, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Credit Agreement, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Credit Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or otherwise exist against the Administrative Agent.

Section 8.2                                   Delegation of Duties.

The Administrative Agent may execute any of its duties under this Credit Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Without limiting the foregoing, the Administrative Agent may appoint one of its affiliates as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Borrowers and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions.

Section 8.3                                   Exculpatory Provisions.

Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Credit Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrowers or any officer thereof contained in this Credit Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Credit Documents or for any failure of any of the Borrowers to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance by the Borrowers of any of the agreements contained in, or conditions of, this Credit Agreement, or to inspect the properties, books or records of the Borrowers.

Section 8.4                                   Reliance by the Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Credit Document, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless (a) a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent and (b) the Administrative Agent shall have received the written agreement of such assignee to be bound hereby as fully and to the same extent as if such assignee were an original Lender party hereto, in each case in form satisfactory to the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first receive such advice or concurrence of the Required Lenders or all the Lenders as may be required under this Credit Agreement or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall, subject to Section 8.3, be fully protected in acting, or in refraining from acting, under any of the Credit Documents in accordance with a request of the Required Lenders or all of the Lenders, as may be required under this Credit Agreement, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

Section 8.5                                   Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or a Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, or all Lenders, as applicable; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Credit Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

Section 8.6                                   Non-Reliance on the Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrowers, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and made its own decision to make its Loans hereunder and enter into this Credit Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrowers which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 8.7                                   Indemnification.

The Lenders agree to indemnify the Administrative Agent in its capacity as such hereunder (to the extent not reimbursed by the applicable Borrower and without limiting the obligation of the Borrowers to do so), ratably according to their respective Commitment

Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction.  The agreements in this Section 8.7 shall survive the termination of this Credit Agreement and payment of the Notes and all other amounts payable hereunder.

Section 8.8                                   Administrative Agent in its Individual Capacity.

The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers as though the Administrative Agent were not an Administrative Agent hereunder.  With respect to its Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 8.9                                   Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent upon 30 days’ prior notice to the Borrowers and the Lenders.  If the Administrative Agent shall resign as an Administrative Agent under this Credit Agreement and the Notes, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Company with such approval not to be unreasonably withheld (provided, however if an Event of Default shall exist at such time, no approval of the Company shall be required hereunder), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent”, shall mean such successor Administrative Agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Credit Agreement or any holders of the Notes.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.

Section 8.10                            Nature of Duties.

Except as otherwise expressly stated herein, any agent (other than the Administrative Agent) or arranger listed from time to time on the cover page of this Credit Agreement shall have no obligations, responsibilities or duties under this Credit Agreement or under any other Credit Document other than obligations, responsibilities and duties applicable to all Lenders in their capacity as Lenders; provided, however, that such agents and arrangers shall be entitled to the same rights, protections, exculpations and indemnifications granted to the Administrative Agent under this Article VIII in their capacity as an agent or arranger.

Section 8.11                            Other Agents; Arrangers.

Except as otherwise expressly stated herein, any agent (other than the Administrative Agent) or arranger listed from time to time on the cover page of this Credit Agreement shall have no obligations, responsibilities or duties under this Credit Agreement or under any other Credit Document other than obligations, responsibilities and duties applicable to all Lenders in their capacity as Lenders; provided, however, that such agents and arrangers shall be entitled to the same rights, protections, exculpations and indemnifications granted to the Administrative Agent under this Article VIII in their capacity as an agent or arranger.

ARTICLE IX

MISCELLANEOUS

Section 9.1                                   Amendments and Waivers.

Neither this Credit Agreement nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section 9.1.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrowers written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Credit Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrowers hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Credit Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, waiver, supplement, modification or release shall:

(i)                                     reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon or the unreimbursed amount of any drawing on any Letter of Credit, or reduce the stated rate of any interest or fee payable hereunder (other than interest at the increased post-default rate) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment or Commitment Percentage, in each case without the written consent of each Lender directly affected thereby, or

(ii)                                  amend, modify or waive any provision of this Section 9.1 or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders, or

(iii)                               amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent, or

(iv)                              amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders, without the written consent of such Required Lenders or Lenders as appropriate; or

(v)                                 amend, modify or waive any provision of the Credit Documents affecting the rights or duties of the Administrative Agent, the Issuing Lender or the Swingline Lender under any Credit Document without the written consent of the Administrative Agent, the Issuing Lender and/or the Swingline Lender, as applicable, in addition to the Lenders required hereinabove to take such action; or

(vi)                              amend or modify the definition of Borrower Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender directly affected thereby; or

(vii)                           amend, modify or waive any provision of Section 2.13 or Article X in a manner that would alter the pro rata share of payments required thereby without the written consent of each Lender directly affected thereby; or

(viii)                        release any of the Borrowers from all or substantially all of their respective obligations hereunder (including the Company’s obligations under the Guaranty), without the written consent of all of the Lenders.

Any such waiver, amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the Lenders, the Administrative Agent and all future holders of the Notes.  In the case of any waiver, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Borrowers shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9).  In addition, the Borrowers and the Lenders hereby authorize the Administrative Agent to modify this Credit Agreement by unilaterally amending or supplementing Schedule 2.1(a) from time to time in the manner requested by the Borrowers, the Administrative Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided, however, that the Administrative Agent shall promptly deliver a copy of any such modification to the Borrowers and each Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan (or, subject to clause (y) below, any other matter in any bankruptcy case or proceeding) that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding.  Subject to any other provisions expressly set forth herein to the contrary, each Lender retains its rights as a creditor to enforce the Loans (and other Borrower Obligations) owing to such Lender against the Borrowers following acceleration in accordance with Section 7.2 or when such Loans (and other Borrower Obligations) are otherwise due and payable on the Maturity Date; provided that payments made to such Lender as a result thereof shall be subject to the pro-rata (and other) sharing provisions set forth in this Credit Agreement.

Section 9.2                                   Notices.

Except as otherwise provided in Article II, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, (b) when transmitted via telecopy (or other facsimile device) to the number set out herein, (c) the Business Day immediately following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth on Schedule 9.2 in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Company	IMS Health Incorporated
and the other	1499 Post Road
Borrowers:	Fairfield, Connecticut 06284
Attention: Jeff Ford, Treasurer
Telecopier: (203) 319-4533
Telephone: (203) 319-4527

The Administrative	Wachovia Bank, National Association, as Administrative Agent
Agent:	Charlotte Plaza
201 South College Street, CP-8
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services/Rufus Kearney
Telecopier: (704) 383-0288
Telephone: (704) 383-6591

with a copy to:

Wachovia Bank, National Association
One Wachovia Center, DC-6
Charlotte, North Carolina 28288-0737
Attention: Agency Management/Christian Bradeen
Telecopier: (704) 383-7611
Telephone: (704) 715-7708

with respect to Foreign Currency Loans and Letters of Credit denominated in Foreign Currencies:

Wachovia Bank, National Association
London Branch
3 Bishopsgate
London, England EC2N3AB
Attention:	Maureen Hart
Facsimile:	011 44 207 929 4645

with a copy to:

Wachovia Bank, National Association
Charlotte Plaza
201 South College Street, CP-8
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services/Rufus Kearney
Telecopier: (704) 383-0288
Telephone: (704) 383-6591

Section 9.3                                   No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4                                   Payment of Expenses and Taxes.

The Borrowers jointly and severally agree (a) to pay or reimburse the Administrative Agent and the Arranger for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, printing and execution of, and any amendment, supplement or modification to, this Credit Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, together with the reasonable fees and disbursements of counsel to the Administrative Agent and the Arranger, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Credit Agreement and the other Credit Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and to the Lenders, and (c) on demand, to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their Affiliates harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents and any such other documents and the use, or proposed use, of proceeds of the Loans (all of the foregoing, collectively, the “indemnified liabilities”); provided, however, that the Borrowers shall not have any obligation hereunder to any Agent or any Lender or any Affiliate thereof with respect to indemnified liabilities to the extent (i) arising from the gross negligence or willful misconduct of the Administrative Agent or any such Lender or any such Affiliate, as determined by a court of competent jurisdiction or (ii) relating to disputes among any Lender or Affiliate thereof and the Administrative Agent or one or more other Lender or Affiliate thereof unless such dispute is related to this Credit Agreement or the Extensions of Credit hereunder.  No Borrower shall be required to indemnify any Indemnified Party for any amount paid or payable to any Indemnified Party in the compromise or settlement of any action, proceeding or investigation without the prior written consent of the Company, which consent shall not be unreasonably withheld.  Promptly after receipt by an Indemnified Party of notice of its involvement in any action, proceeding or investigation, such Indemnified Party shall, if a claim for indemnification in respect thereof is to be made against the Company under this Credit Agreement, promptly notify the Company in writing of such involvement.  Failure by the Indemnified Party to so notify the Company shall not relieve the Company from the obligation to indemnify the Indemnified Party under this Credit Agreement except to the extent that the Company suffers actual prejudice as a result of such failure, and shall not relieve the Company from its obligation to provide reimbursement and contribution to the Indemnified Party.  It is acknowledged and agreed that each Indemnified Party shall cooperate with the Company in good faith to coordinate a mutual defense strategy and to enter into joint defense agreements and will use commercially reasonable efforts to minimize the costs thereof including, without limitation, (i) the delivery of periodic updates with respect to legal and other expenses incurred, (ii)  limiting the engagement of legal counsel to one law firm at any one time (excluding local counsel which may be engaged as deemed necessary by the Indemnified Party) and (iii) the taking of such other measures in connection therewith as may be reasonably requested by the Company.  The agreements in this Section 9.4 shall survive repayment of the Loans and the Borrower Obligations.

Section 9.5                                   Successors and Assigns; Participations; Purchasing Lenders.

(a)                                  This Credit Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrowers may not assign or transfer any of their rights or obligations under this Credit Agreement or the other Credit Documents without the prior written consent of each Lender; except to the extent any such assignment results from the consummation of a merger or consolidation permitted pursuant to Section 6.2 of this Credit Agreement.

(b)                                 Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender, or any other interest of such Lender hereunder; provided, however, that, so long as no Event of Default has occurred and is continuing, participating interests in (i) Swiss/Multicurrency Revolving Loans and Swiss/Multicurrency Revolving Notes or any part of the Swiss/Multicurrency Commitment may only be sold to Participants who are Banks (other than with the consent of the Borrowers (which consent shall not be unreasonably withheld)) and (ii) Japanese/Multicurrency Revolving Loans and Japanese/Multicurrency Revolving Notes or any part of the Japanese/Multicurrency Commitment may only be sold to Participants who are Eligible Investors (other than with the consent of the Borrowers (which consent shall not be unreasonably withheld)); provided further that for so long as an Event of Default has occurred and is continuing, participating interests in Swiss/Multicurrency Revolving Loans and Swiss/Multicurrency Revolving Notes or any part of the Swiss/Multicurrency Commitment shall not be sold to any Participant who is a Non-Bank, if such sale would result in there being more than ten (10) Non-Banks who are either Participants in and/or Lenders with a Swiss/Multicurrency Revolving Commitment under the Credit Agreement, unless the Borrowers otherwise consent.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Credit Agreement to the other parties to this Credit Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Credit Agreement, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.  No Lender shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Credit Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the scheduled maturity of any Loan or Note or any installment thereon in which such Participant is participating, or reduce the stated rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of interest at the increased post-default rate) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without consent of any participant if the Participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrowers of any of their respective rights and obligations under this Credit Agreement or (iii) release the Company from its obligations under the Guaranty.  In the case of any such participation, the Participant shall not have any rights under this Credit Agreement or any of the other Credit Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation; provided that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, 2.20, 2.21 and 9.6(b) with respect to its participation in the Commitments and the Loans outstanding from time to time; provided further, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c)                                  Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time, sell or assign to any Lender or any Affiliate or Related Fund thereof and with the consent of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers (in each case, which consent shall not be unreasonably withheld or delayed), to one or more additional banks or financial institutions or entities (“Purchasing Lenders”), all or any part of its rights and obligations under this Credit Agreement and the Notes in minimum amounts of $5,000,000 with respect to its Commitment and its Loans (or, if less, the entire amount of such Lender’s Commitment and Loans), pursuant to a Commitment Transfer Supplement, executed by such Purchasing Lender and such transferor Lender (and, in the case of a Purchasing Lender that is not then a Lender or an affiliate or Related Fund thereof, the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company), and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that (i) any sale or assignment to an existing Lender, or Affiliate or Related Fund thereof, shall not require the consent of the Administrative Agent or the Borrowers nor shall any such sale or assignment be subject to the minimum assignment amounts specified herein, (ii) any sale or assignment relating to a Swiss/Multicurrency Revolving Loan or a Swiss/Multicurrency Revolving Note and a Swiss/Multicurrency Revolving Commitment shall at all times (other than after the occurrence and continuance of an Event of Default) require the consent of the Borrowers (which consent shall not be unreasonably withheld or delayed) and (iii) any sale or assignment relating to a Japanese/Multicurrency Revolving Loan or a Japanese/Multicurrency Revolving Note and a Japanese/Multicurrency Revolving Commitment to a Purchasing Lender that is not an Eligible Investor shall at all times (other than after the occurrence and continuance of an Event of Default) require the consent of the Borrowers (which consent shall not be unreasonably withheld or delayed); provided further that for so long as an Event of Default has occurred and is continuing, participating interests in Swiss/Multicurrency Revolving Loans and Swiss/Multicurrency Revolving Notes or any part of the Swiss/Multicurrency Commitment shall not be sold to any Purchasing Lender who is a Non-Bank, if such sale would result in there being more than ten (10) Non-Banks who are either Participants in and/or Lenders with a Swiss/Multicurrency Revolving Commitment under the Credit Agreement, unless the Borrowers otherwise consent.  Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Commitment Transfer Supplement, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the transferor Lender thereunder shall, to the extent provided in such

Commitment Transfer Supplement, be released from its obligations under this Credit Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Credit Agreement, such transferor Lender shall cease to be a party hereto).  With respect to any assignment of any rights or obligations of a Lender in a Swiss/Multicurrency Revolving Loan or a Swiss/Multicurrency Revolving Note and a Swiss/Multicurrency Revolving Commitment, the Purchasing Lender shall identify in the Commitment Transfer Supplement whether such Purchasing Lender is a Bank or a Non-Bank.  Such Commitment Transfer Supplement shall be deemed to amend this Credit Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Credit Agreement and the Notes.  On or prior to the Transfer Effective Date specified in such Commitment Transfer Supplement, the Borrowers, at their own expense, shall execute and deliver to the Administrative Agent in exchange for the Notes delivered to the Administrative Agent pursuant to such Commitment Transfer Supplement new Notes to the order of such Purchasing Lender in an amount equal to the Commitment assumed by it pursuant to such Commitment Transfer Supplement and, unless the transferor Lender has not retained a Commitment hereunder, new Notes to the order of the transferor Lender in an amount equal to the Commitment retained by it hereunder.  Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby.

(d)                                 The Administrative Agent shall maintain at its address referred to in Section 9.2 a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Credit Agreement.  The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Upon its receipt of a duly executed Commitment Transfer Supplement, together with payment to the Administrative Agent by the transferor Lender or the Purchasing Lender, as agreed between them, of a registration and processing fee of $3,500 for each Purchasing Lender (other than an Affiliate of such Lender or a Related Fund) listed in such Commitment Transfer Supplement and the Notes subject to such Commitment Transfer Supplement, the Administrative Agent shall (i) accept such Commitment Transfer Supplement, (ii) record the information contained therein in the Register and (iii) give prompt notice of such acceptance and recordation to the Lenders and the Borrowers.

(f)                                    The Borrowers authorize each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrowers and its Affiliates which has been delivered to such Lender by or on behalf of the Borrowers pursuant to this Credit Agreement or which has been delivered to such Lender by or on behalf of the Borrowers in connection with such Lender’s credit evaluation of the Borrowers and its Affiliates prior to becoming a party to this Credit Agreement, in each case subject to Section 9.15.

(g)                                 At the time of each assignment pursuant to this Section 9.5 to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Borrowers and the Administrative Agent the appropriate Internal Revenue Service Forms described in Section 2.21.

(h)                                 Nothing herein shall prohibit any Lender from pledging or assigning any of its rights under this Credit Agreement (including, without limitation, any right to payment of principal and interest under any Note) to any Federal Reserve Bank in accordance with applicable laws.

Section 9.6                                   Adjustments; Set-off.

(a)                                  Each Lender agrees that if any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(e), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  The Borrowers agree that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b)                                 The Borrowers hereby grant to the Lenders, a lien, security interest, and right of setoff as security for all liabilities and obligations to the Lenders, whether now existing or hereafter arising upon and against all deposits, credits, collateral, and property, now or hereafter in the possession, custody, safekeeping or control of the Lenders or any entity under the control of the parent company of any of the Lenders, and their successors and assigns or in transit to any of them.  At any time after an Event of Default, without demand or notice, the Lenders, to the extent permitted by applicable law, may set off the same or any part thereof and apply the same to any liability or obligation of the Borrowers and any guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Loans.  ANY AND ALL RIGHTS TO REQUIRE THE LENDERS TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING THEIR RIGHTS OF SETOFF WITH RESPECT TO SUCH DEPOSITS,

CREDITS, OR OTHER PROPERTY OF THE BORROWERS, ARE HEREBY KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVED.

Section 9.7                                   Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Credit Agreement.

Section 9.8                                   Counterparts.

This Credit Agreement may be executed by one or more of the parties to this Credit Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Credit Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

Section 9.9                                   Effectiveness.

This Credit Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent pursuant to Section 9.2 or, in the case of the Lenders, shall have given to the Administrative Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it.

Section 9.10                            Severability.

Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.11                            Integration.

This Credit Agreement and the other Credit Documents represent the agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrowers or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein.

Section 9.12                            Governing Law.

This Credit Agreement and, unless otherwise specified therein, each other Credit Document and the rights and obligations of the parties under this Credit Agreement and such other Credit Documents shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

Section 9.13                            Consent to Jurisdiction and Service of Process.

Each Borrower consents, for itself and in connection with its properties to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of the Credit Agreement, any Note or any of the other Credit Documents.  The Borrowers irrevocably agree that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto, such service being hereby acknowledged by the Borrowers to be effective and binding service to the fullest extent permitted by applicable law.  The Borrowers, the Administrative Agent and the Lenders irrevocably waive, to the fullest extent permitted by applicable law, any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against the Borrowers in the court of any other jurisdiction.

Section 9.14                            Confidentiality.

The Administrative Agent and each of the Lenders agrees that it will use its best efforts not to disclose without the prior consent of the Borrowers (other than to its employees, affiliates, auditors or counsel or to another Lender) any information (the “Information”) with respect to the Borrowers and the Company’s Subsidiaries which is furnished pursuant to this Credit Agreement, any other Credit Document or any documents contemplated by or referred to herein or therein and which is designated by the Borrowers to the Lenders in writing as confidential or as to which it is otherwise reasonably clear such information is not public, except that any Lender may disclose any such Information (a) as has become generally available to the public other than by a breach of this Section 9.14, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or the Office of the Comptroller of the Currency or the National Association of Insurance Commissioners or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena or any law, order, regulation or ruling applicable to such Lender, (d) to (i) any prospective Participant or assignee in connection with any contemplated transfer pursuant to Section 9.5 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company, provided that such prospective transferee shall have been made aware of this Section 9.14 and shall have agreed to be bound by its provisions as if it were a party to this Credit Agreement, (e) to Gold Sheets and other similar bank trade publications; such information to consist of deal terms and other information regarding the credit facilities evidenced by this Credit Agreement customarily found in such publications and (f) in connection with any suit, action or proceeding for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies or interests under or in connection with the Credit Documents or any Hedging Agreement.

Section 9.15                            Acknowledgments.

The Borrowers each hereby acknowledges that:

(a)                                  it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b)                                 neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrowers arising out of or in connection with this Credit Agreement and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith is solely that of debtor and creditor; and

(c)                                  no joint venture exists among the Lenders or among the Borrowers and the Lenders.

Section 9.16                            Waivers of Jury Trial.

THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 9.17                            Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable law).

Section 9.18                            USA Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with Act.

Section 9.19                            Guaranty by the Company of the Borrower Obligations of the Foreign Borrowers.

(a)                                  The Guaranty.  In order to induce the Lenders to enter into this Credit Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Company from the Extensions of Credit hereunder, the Company hereby agrees with the Administrative Agent and the Lenders as follows:  the Company hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all indebtedness of the Foreign Borrowers to the Administrative Agent and the Lenders.  If any or all of the indebtedness becomes due and payable hereunder, the Company unconditionally promises to pay such indebtedness to the Administrative Agent, the Lenders, or their respective order, on demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Borrower Obligations of the Foreign Borrowers.  The word “indebtedness” is used in this Article X in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Foreign Borrowers, including specifically all Borrower Obligations of the Foreign Borrowers, arising in connection with this Credit Agreement or the other Credit Documents, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the applicable Foreign Borrower may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of the Company shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state, federal or provincial law relating to fraudulent conveyances or transfers) then the obligations of the Company hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal, state or provincial and including, without limitation, the Bankruptcy Code).

(b)                                 Bankruptcy.          Additionally, the Company unconditionally and irrevocably guarantees the payment of any and all Borrower Obligations of the Foreign Borrowers to the Lenders whether or not due or payable by the applicable Foreign Borrowers upon the occurrence of any of the events specified in Section 7.1(e), and unconditionally promises to pay such Borrower Obligations to the Administrative Agent for the account of the Lenders, or order, on demand, in lawful money of the United States.  The Company further agrees that to the extent that the a Foreign Borrower or the Company shall make a payment or a transfer of an interest in any property to the Administrative Agent or any Lender, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to such Foreign Borrower or the Company or the estate of the applicable Foreign Borrower or the Company, a trustee, receiver or any other party under any bankruptcy law, state, provincial or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

(c)                                  Nature of Liability.  The liability of the Company hereunder is exclusive and independent of any security for or other guaranty of the Borrower Obligations of the Foreign Borrowers whether executed by the Company, any other guarantor or by any other party, and the Company’s liability hereunder shall not be affected or impaired by (a) any direction as to application of payment by any Foreign Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Borrower Obligations of any Foreign Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by any Foreign Borrower, or (e) any payment made to the Administrative Agent or the Lenders on the Borrower Obligations of any Foreign Borrower with respect to which the Administrative Agent or such Lenders repay the applicable Foreign Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Company waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

(d)                                 Independent Obligation.  The obligations of the Company hereunder are independent of the obligations of each of the Foreign Borrowers and a separate action or actions may be brought and prosecuted against the Company whether or not action is brought against any of the Foreign Borrowers and whether or not the Company or any of the Foreign Borrowers is joined in any such action or actions.

(e)                                  Authorization.  The Company authorizes the Administrative Agent and each Lender without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Borrower Obligations or any part thereof in accordance with this Credit Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from the Company or any other party for the payment of this Guaranty or the

Borrower Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, the Company, the Foreign Borrowers or other obligors.

(f)                                    Reliance.  It is not necessary for the Administrative Agent or the Lenders to inquire into the capacity or powers of the Foreign Borrowers or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Borrowers Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

(g)                                 Waiver.

(i)                                     The Company waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent or any Lender to (i) proceed against the Foreign Borrowers, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Foreign Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s or any Lender’s power whatsoever.  The Company waives any defense based on or arising out of any defense of any Foreign Borrower, any other guarantor or any other party other than payment in full of the Borrower Obligations of the Foreign Borrowers (other than contingent indemnity obligations), including without limitation any defense based on or arising out of the disability of any Foreign Borrower, any other guarantor or any other party, or the unenforceability of the Borrower Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Foreign Borrower other than payment in full of the Borrower Obligations of the Foreign Borrowers.  The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent by one or more judicial or nonjudicial sales (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against any Foreign Borrower or any other party, or any security, without affecting or impairing in any way the liability of the Company hereunder except to the extent the Borrower Obligations of the Foreign Borrowers have been paid in full and the Commitments have been terminated.  The Company waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Company against the Foreign Borrowers or any other party or any security.

(ii)                                  The Company waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Borrower Obligations.  The Company assumes all responsibility for being and keeping itself informed of the each Foreign Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Borrower Obligations of the Foreign Borrowers and the nature, scope and extent of the risks which the Company assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise the Company of information known to it regarding such circumstances or risks.

(iii)                               The Company hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders against any Foreign Borrower or any other guarantor of the Borrower Obligations of the Foreign Borrowers owing to the Lenders (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Borrower Obligations of the Foreign Borrowers shall have been paid in full and the Commitments have been terminated.  The Company hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent or the Lenders now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Borrower Obligations of the Foreign Borrowers and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders to secure payment of the Borrower Obligations of the Foreign Borrowers until such time as the Borrower Obligations of the Foreign Borrowers (other than contingent indemnity obligations) shall have been paid in full and the Commitments have been terminated.

(h)                                 Limitation on Enforcement.  The Lenders agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no Lender shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Credit Agreement.  The Lenders further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Company.

(i)                                     Confirmation of Payment.  The Administrative Agent and the Lenders will, upon request after payment of the indebtedness and obligations which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Foreign Borrowers, the Company or any other Person that such indebtedness and obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of clause (b) hereof.

Section 9.20                            Binding Effect; Further Assurances; Amendment and Restatement of Existing Credit Agreements.

This Agreement shall become effective at such time, on or after the Closing Date, that the conditions precedent set forth in Section 4.1 have been satisfied and when it shall have been executed by each Borrower and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender (including the Issuing Lender), and thereafter this Agreement shall be binding upon and inure to the benefit of each Borrower, each Lender (including the Issuing Lender) and the Administrative Agent, together with their respective successors and assigns.  Each Borrower, the Administrative Agent and the Lenders hereby agree that at such time as this Agreement shall have become effective pursuant to the terms of the first sentence of this Section 9.20(a), (i) the Existing Credit Agreements automatically shall be deemed amended and restated in their entirety by this Agreement and (ii) all of the promissory notes executed in connection with the Existing Credit Agreements automatically shall be substituted and replaced by the Notes executed in connection with this Agreement and the Lenders under the Existing Credit Agreements agree to promptly return such prior notes to the Company marked “cancelled”.

Section 9.21                            Interest Rate Limitations.

Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents (including any payment that may be considered interest under applicable Requirements of Law) shall not exceed the maximum rate of non-usurious interest permitted by applicable Requirements of Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans owing by such Borrower or, if it exceeds such unpaid principal, refunded to the applicable Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Borrower Obligations hereunder.

ARTICLE X

SPECIAL PROVISIONS APPLICABLE TO LENDERS UPON THE OCCURRENCE OF A SHARING EVENT

Section 10.1                            Participations.

Upon the occurrence of a Sharing Event, the Lenders shall automatically and without further action be deemed to have exchanged interests in the outstanding Loans and outstanding Letters of Credit such that, in lieu of the interests of each Lender in each Loan and each outstanding Letter of Credit, such Lender shall hold an interest in all Revolving Loans and Swingline Loans, made to the Borrowers and all outstanding Letters of Credit issued for the account of such Persons or their Subsidiaries at such time, whether or not such Lender shall previously have participated therein, equal to such Lender’s Exchange Percentage thereof.  The foregoing exchanges shall be accomplished automatically pursuant to this Section 10.1 through purchases and sales of participations in the various Loans and outstanding Letters of Credit as required hereby, although at the request of the Administrative Agent each Lender hereby agrees to enter into customary participation agreements approved by the Administrative Agent to evidence the same.  All purchases and sales of participating interests pursuant to this Section 10.1 shall be made in Dollars.  At the request of the Administrative Agent, each Lender which has sold participations in any of its Loans and outstanding Letters of Credit as provided above (through the

Administrative Agent) will deliver to each Lender (through the Administrative Agent) which has so purchased a participating interest therein a participation certificate in the appropriate amount as determined in conjunction with the Administrative Agent.  It is understood that the amount of funds delivered by each Lender shall be calculated on a net basis, giving effect to both the sales and purchases of participations by the various Lenders as required above.

Section 10.2                            Administrative Agent’s Determination Binding.

All determinations by the Administrative Agent pursuant to this Article X shall be made by it in accordance with the provisions herein and with the intent being to equitably share the credit risk for all Loans and Letters of Credit and other Extensions of Credit hereunder in accordance with the provisions hereof.  Absent manifest error, all determinations by the Administrative Agent hereunder shall be binding on the Borrowers and each of the Lenders.  The Administrative Agent shall have no liability to any Borrower or Lender hereunder for any determinations made by it hereunder except to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 10.3                            Participation Payments in Dollars.

Upon, and after, the occurrence of a Sharing Event (a) no further Credit Extensions shall be made, (b) all Foreign Currency Loans then outstanding shall be redenominated into Dollars (based on the Dollar Amount of such Foreign Currency Loans on the date of such Sharing Event); (c) all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, all Loans (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such Sharing Event) shall be thereafter be paid in Dollars based on the amounts then outstanding in Dollars and shall be distributed by the Administrative Agent for the account of the Lenders which made such Loans or are participating therein and (d) all Commitments shall be automatically terminated; provided that in each case the each Borrower shall be liable for any currency exchange loss related to such payments and shall promptly pay the Lenders upon receipt of notice thereof the amount of any such loss.  Notwithstanding anything to the contrary contained above, the failure of any Lender to purchase its participating interests as required above in any Extensions of Credit upon the occurrence of a Sharing Event shall not relieve any other Lender of its obligation hereunder to purchase its participating interests in a timely manner, but no Lender shall be responsible for the failure of any other Lender to purchase the participating interest to be purchased by such other Lender on any date.

Section 10.4                            Delinquent Participation Payments.

If any amount required to be paid by any Lender pursuant to this Article X is not paid to the Administrative Agent on the date upon which the Sharing Event occurred, such Lender shall, in addition to such aforementioned amount, also pay to the Administrative Agent on demand an amount equal to the product of (a) the amount so required to be paid by such Lender for the purchase of its participations, (b) the daily average Federal Funds Rate, during the period from and including the date of request for payment to the date on which such payment is immediately available to the Administrative Agent and (c) a fraction the numerator of which is the number of days that elapsed during such period and the denominator of which is 360.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts payable under this Article X shall be conclusive in the absence of manifest error.  Amounts payable by any Lender pursuant to this Article X shall be paid to the Administrative Agent for the account of the relevant Lenders; provided that, if the Administrative Agent (in its sole discretion) has elected to fund on behalf of such other Lender the amounts owing to such other Lenders, then the amounts shall be paid to the Administrative Agent for its own account.

Section 10.5                            Settlement of Participation Payments.

Whenever, at any time after the relevant Lenders have received from any other Lenders purchases of participations pursuant to this Article X and the various Lenders receive any payment on account thereof, such Lenders will distribute to the Administrative Agent, for the account of the various Lenders participating therein, such Lenders’ participating interests in such amounts (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such participations were outstanding) in like funds as received; provided, however, that in the event that such payment received by any Lenders is required to be returned, the Lenders who received previous distributions in respect of their participating interests therein will return to the respective Lenders any portion thereof previously so distributed to them in like funds as such payment is required to be returned by the respective Lenders.

Section 10.6                            Participation Obligations Absolute.

Each Lender’s obligation to purchase participating interests pursuant to this Article X shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (a) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, any Borrower or any other Person for any reason whatsoever, (b) the occurrence or continuance of a Default or an Event of Default, (c) any adverse change in the condition (financial or otherwise) of any Borrower or any other Person, (iv) any breach of this Agreement by any Credit Party, any Lender or any other Person, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Section 10.7                            Increased Cost; Indemnities.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, upon any purchase of participations as required above, (a) each Lender which has purchased such participations shall be entitled to receive from the Borrowers any increased costs and indemnities (including, without limitation, pursuant to Section 2.16, 2.18, 2.19, 2.20, 2.21, 9.4 and 9.6(b)) directly from the Borrowers to the same extent as if it were the direct Lender as opposed to a participant therein and (b) each Lender which has sold such participations shall be entitled to receive from the Borrowers indemnification from and against any and all Taxes imposed as a result of the sale of the participations pursuant to this Article X.  Each Borrower acknowledges and agrees that, upon the occurrence of a Sharing Event and after giving effect to the requirements of this Article X, increased Taxes may be owing by it pursuant to Section 2.21, which Taxes shall be paid (to the extent provided in Section 2.21) by the respective Borrower or Borrowers, without any claim that the increased Taxes are not payable because some resulted from the participations effected as otherwise required by this Article X.

Section 10.8                            Provisions Solely to Effect Intercreditor Agreement.

The provisions of this Article X are and are intended solely for the purpose of effecting a sharing arrangement among the Lenders and reflects an agreement among creditors.  Except as contemplated by Sections 10.3 and 10.7, none of the Borrowers shall have any rights or obligations under this Article X.  Nothing contained in this Article X is intended to or shall impair the obligations of the Borrowers, which are absolute and unconditional, to pay the Borrower Obligations as and when the same shall become due and payable in accordance with their terms.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

COMPANY:	IMS HEALTH INCORPORATED,
a Delaware corporation,

	By:	/s/ Jeffrey Ford
	Name:	Jeffrey Ford
	Title:	Vice President and Treasurer

	By:	/s/ Robert H. Steinfeld
	Name:	Robert H. Steinfeld
	Title:	Senior Vice President, General
Counsel and Corporate Secretary

SWISS	IMS AG,
BORROWER:	a Swiss corporation

	By:	/s/ Peter Echser
	Name:	Peter Echser
	Title:	Director

	By:	/s/ Guido Lehmann
	Name:	Guido Lehmann
	Title:	Center Leader

JAPANESE	IMS JAPAN K.K.
BORROWER:	a Japanese corporation

	By:	/s/ Richard Bartolotta
	Name:	Richard Bartolotta
	Title:	Chief Financial Officer

ADMINISTRATIVE AGENT:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Christian M. Bradeen
Name:	Christian M. Bradeen
Title:	Vice President

LENDERS:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Lender

By:	/s/ Christian M. Bradeen
Name:	Christian M. Bradeen
Title:	Vice President

BARCLAYS BANK PLC

By:	/s/ Nicholas A. Bell
Name:	Nicholas A. Bell
Title:	Director
Loan Transaction Management

ABN AMRO BANK N.V.

By:	/s/ Robert H. Steelman
Name:	Robert H. Steelman
Title:	Director

By:	/s/ Michele R. Costello
Name:	Michele R. Costello
Title:	Assistant Vice President

SUNTRUST BANK

By:	/s/ Mark D. Mattson
Name:	Mark D. Mattson
Title:	Managing Director

FORTIS CAPITAL CORP.

By:	/s/ Henk Raison
Name:	Henk Raison
Title:	Vice President

By:	/s/ Kathleen De Lathauwer
Name:	Kathleen De Lathauwer
Title:	Senior Vice President

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Jeff Kalinowski
Name:	Jeff Kalinowski
Title:	Senior Vice President

BANK OF AMERICA, N.A.

By:	/s/ Martin Ollinger
Name:	Martin Ollinger
Title:	Vice President

MIZUHO CORPORATE BANK LIMITED

By:	/s/ Raymond Ventura
Name:	Raymond Ventura
Title:	Senior Vice President

BNP PARIBAS

By:	/s/ Christopher Perras
Name:	Christopher Perras
Title:	Associate

By:	/s/ Duane Helkowski
Name:	Duane Helkowski
Title:	Managing Director

CITIZENS BANK OF MASSACHUSETTS

By:	/s/ Daniel G. Eastman
Name:	Daniel G. Eastman
Title:	Senior Vice President

UBS LOAN FINANCE LLC

By:	/s/ Wilfred V. Saint
Name:	Wilfred V. Saint
Title:	Director
Banking Products Services, US

By:	/s/ Salloz Sikka
Name:	Salloz Sikka
Title:	Associate Director
Banking Products Services, US

THE NORTHERN TRUST COMPANY

By:	/s/ Ashish Bhagwat
Name:	Ashish Bhagwat
Title:	Vice President